                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      APPLIED ANALYTICAL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [AAI LOGO]

                      APPLIED ANALYTICAL INDUSTRIES, INC.
                             5051 NEW CENTRE DRIVE
                        WILMINGTON, NORTH CAROLINA 28403

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1999
                             ---------------------

To the Stockholders of Applied Analytical Industries, Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Applied Analytical Industries, Inc. (the "Company") will be held on Wednesday, May 19, 1999 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 5051 New Centre Drive, Suite 208, Wilmington, North Carolina 28403.

          1. To elect two (2) directors to serve for three-year terms and until their successors are elected and qualified;

          2. To ratify and approve the appointment of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending December 31, 1999; and

          3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has designated the close of business on April 8, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                          By Order of the Board of Directors,

                                          R. Forrest Waldon
                                          Secretary

Wilmington, North Carolina
April 15, 1999

          YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN,
             DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR
                      NOT YOU PLAN TO ATTEND THE MEETING.

                                   [AAI LOGO]

                      APPLIED ANALYTICAL INDUSTRIES, INC.
                             5051 NEW CENTRE DRIVE
                        WILMINGTON, NORTH CAROLINA 28403

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                  April 15, 1999

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Applied Analytical Industries, Inc. (the "Company") for use at the annual meeting of stockholders (the "Annual Meeting") to be held on Wednesday, May 19, 1999 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 5051 New Centre Drive, Suite 208, Wilmington, North Carolina 28403, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company's 1998 Annual Report on Form 10-K commencing on or about April 21, 1999.

                          VOTING RIGHTS AND PROCEDURES

     Only stockholders of record of the Common Stock of the Company at the close of business on April 8, 1999 will be entitled to vote at the Annual Meeting. As of that date, a total of 17,205,391 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to any or all of the nominees for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee or nominees. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

     Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement and for the ratification and approval of Ernst & Young LLP as the Company's independent public accountants. Management of the Company is not aware of any matters to be acted upon at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.

                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of six members. The Board of Directors is classified, with the directors serving staggered three-year terms. Two directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the meeting of stockholders in year 2002 and until their successors have duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy may not be voted for more than two directors. The nominees for director have indicated their willingness to serve, but in case they are not candidates at the Annual Meeting, the person named as proxies in the enclosed form of proxy may vote for a substitute nominees in their discretion. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as director if elected. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director. The Board of Directors recommends a vote FOR the election of the nominees for director. Information concerning the nominees for director and for each director whose term will continue after the Annual Meeting is set forth below.

                             NOMINEES FOR DIRECTOR
                              TERM TO EXPIRE 2002

     John M. Ryan (age 54) has served as a director of the Company since January 1996. Mr. Ryan serves as managing partner of Ryan Partners, a business advisory and venture capital firm he founded in July 1996. Prior to founding Ryan Partners, Mr. Ryan served as a partner of Coopers & Lybrand, L.L.P. (now PricewaterhouseCoopers), an accounting firm, with which he was associated from 1972 to 1996. Mr. Ryan has served as a director of numerous private companies and as an officer and director of several not-for-profit corporations.

     Joseph H. Gleberman (age 41) joined the Company's Board of Directors in 1995. Mr. Gleberman has been employed by Goldman, Sachs & Co., an investment banking firm, since 1982 and has been a Partner of Goldman, Sachs & Co. since 1990 and Managing Director since 1996. Mr. Gleberman serves as a director of Dade Behring Holdings, Inc. and Ticketmaster Online-City Search, Inc.

                         DIRECTORS CONTINUING IN OFFICE
                              TERM TO EXPIRE 2000

     Frederick D. Sancilio, Ph.D., (age 49) is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. With more than 20 years' experience in the pharmaceutical industry, Dr. Sancilio worked with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. before founding the Company in 1979.

     William H. Underwood (age 51) is Executive Vice President, Corporate Development and Licensing, and has served as Chief Operating Officer from 1995 to 1997, as Executive Vice President of the Company since 1992, as Vice President from 1986 to 1992, and as a director since January 1996. He has held positions in the pharmaceutical and cosmetic industries for more than 17 years, in positions including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.

                              TERM TO EXPIRE 2001

     James L. Waters (age 73) has served as a director of the Company since 1981 and as a non-employee officer from 1982 until 1996. Mr. Waters is a private investor in numerous companies and was the founder of Waters Associates, Inc., now known as Waters Corporation, a scientific instrumentation manufacturer.

     James G. Martin, Ph.D., (age 63) joined the Company's Board of Directors on March 9, 1999. Dr. Martin served as Governor of the State of North Carolina from 1984-1992 and currently is Vice President,

Research, Carolinas HealthCare System. Dr. Martin also serves on the Boards of Duke Energy Corporation, J.A. Jones Construction, and Family Dollar Stores, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee consisting of Messrs. Gleberman and Ryan, and a Compensation Committee consisting of Mr. Ryan. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met two (2) times during the fiscal year ended December 31, 1998. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors and administer the Company's stock option plans. The Compensation Committee met two (2) times during the 1998 fiscal year. The Board of Directors does not a have a standing nominating committee.

     During the 1998 fiscal year, the Board of Directors held thirteen meetings. Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees.

COMPENSATION OF DIRECTORS

     In March 1999, the Company amended its policy to compensate non-employee directors for Board participation. Under the amended policy, all non-employee directors of the Company receive $3,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held in connection with a regular Board meeting attended by such non-employee director. Non-employee directors receive $500 for each telephonic Board or committee meeting in which they participate. All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees thereof.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of April 8, 1999 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group.

                                                                NUMBER OF SHARES      PERCENT OF
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED(a)     SHARES
------------------------                                      ---------------------   ----------
Frederick D. Sancilio, Ph.D.(b).............................        4,628,891            26.9%
James L. Waters(c)..........................................        2,415,561            14.0%
The Goldman Sachs Group, L.P.(d)............................        2,875,385            16.7%
J.P. Morgan & Co. Incorporated(e)...........................        1,135,900             6.6%
Joseph H. Gleberman(f)......................................               --              --
John M. Ryan................................................           22,667               *
James G. Martin, Ph.D. .....................................               --              --
William H. Underwood(g).....................................          220,583             1.3%
Eugene T. Haley.............................................           19,434               *
Frances M. Sakers...........................................           19,234               *
William J. Blank............................................               --              --
Joachim Rexhaus.............................................           10,667               *
All executive officers and directors as a group (10
  persons)..................................................        7,333,051            42.6%

---------------

 *  Less than 1%

(a) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under the Company's 1995 Stock Option

    Plan, 1996 Stock Option Plan and the 1997 Stock Option Plan to the extent such options are or become exercisable within 60 days. Accordingly, the totals for the following executive officers and directors and all executive officers and directors as a group includes the following shares represented by options: Mr. Ryan, 21,667 shares; Mr. Underwood, 27,094 shares; Mr. Haley, 16,334 shares; Mrs. Sakers, 16,334 shares; Mr. Rexhaus, 10,667 shares; and all executive officers and directors as a group, 92,096 shares.

(b) Dr. Sancilio's address is 5051 New Centre Drive, Wilmington, North Carolina 28403.

(c) Includes 461,057 shares of Common Stock beneficially owned by Mr. Waters' spouse. Mr. Waters address is 47 New York Avenue, Framingham, Massachusetts 01701.

(d) Based on certain filings with the Securities and Exchange Commission, represents 2,875,385 shares owned by certain investment partnerships, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner, managing general partner or general manager. Includes 1,428,549 shares held of record by GS Capital Partners II, L.P.; 567,908 shares held of record by G.S. Capital Partners II Offshore, L.P.; 120,552 shares held of record by Bridge Street Fund 1995, L.P.; 107,132 shares held of record by Stone Street Fund 1995, L.P.; 52,691 shares held of record by Goldman, Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II Germany Civil Law Partnership; 264 shares held by Greene Street 1998 Exchange Fund, L.P. ("Greene Street"), an affiliate of Goldman, Sachs & Co. and the GS Group is the general partner of Greene Street, 40 shares acquired in the ordinary course of trading activities, and 598,249 shares held in managed accounts. GS Group disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The address of the GS Group is 85 Broad Street, New York, New York 10004.

(e) Based on Schedule 13G filed by J.P. Morgan & Co. Incorporated with the Securities and Exchange Commission dated December 31, 1998. The address of J.P. Morgan & Co. Incorporated is 60 Wall Street, New York, New York 10260.

(f) Mr. Gleberman, a managing director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,875,385 shares which may be deemed beneficially owned by GS Group as described in note (d) above.

(g) Includes 925 shares beneficially owned by Mr. Underwood's children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, as well as any holders of more than 10% of the Company's Common Stock, to file with the Securities Exchange Commission certain reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 1998, all officers and directors complied with all applicable Section 16(a) filing requirements, except Mr. Haley was one day late filing a report with respect to a purchase of shares.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities in 1998 by: (i) the Company's chief executive officer and (ii) the Company's next four most highly compensated executive officers who were serving as executive officers on December 31, 1998 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                COMPENSATION AWARDS
                                       ANNUAL COMPENSATION     ----------------------
NAME AND                             -----------------------   SECURITIES UNDERLYING        ALL OTHER
PRINCIPAL POSITION            YEAR   SALARY($)(a)   BONUS($)      OPTIONS/SARS(#)       COMPENSATION($)(d)
------------------            ----   ------------   --------   ----------------------   ------------------
Frederick D. Sancilio, Ph.D.  1998     341,667(b)         0                 0                 19,818(e)
  President and               1997     350,000(c)         0                 0                 15,768
  Chief Executive Officer     1996     350,000(c)         0                 0                 13,207
William H. Underwood          1998     165,000            0            40,000                  2,348
  Executive Vice President    1997     163,209            0            20,000                  6,018
                              1996     159,993            0             7,680                  3,082
Joachim Rexhaus(f)            1998     161,996       11,388            35,000                  4,678(g)
  Executive Vice President    1997      76,568            0            11,000                  2,002(h)
                              1996           0            0                 0                      0
Eugene T. Haley(i)            1998     201,923            0            65,000                  7,488(j)
  Executive Vice President    1997           0            0                 0                      0
                              1996           0            0                 0                      0
Frances M. Sakers(k)          1998     170,769       13,333            40,000                 52,117(l)
  Executive Vice President    1997      45,538            0                 0                 10,742(l)
                              1996           0            0                 0                      0

---------------

(a) Includes amounts deferred pursuant to the Company's 401(k) plan.

(b) Includes $91,667 in salary paid by Endeavor Pharmaceuticals Inc.

(c) Includes $100,000 in salary paid by Endeavor Pharmaceuticals Inc., a company 40% owned by the Company.

(d) Such amounts include the Company's contributions under its 401(k) and profit sharing plans in the following amounts: Dr. Sancilio, $3,082 in 1996, $6,018 in 1997 and $2,348 in 1998; Mr. Underwood, $3,082 in 1996, $6,018 in 1997
    and $2,348 in 1998.

(e) Includes $17,470 in expense reimbursements paid pursuant to Dr. Sancilio's employment agreement with the Company.

(f) Mr. Rexhaus joined the Company in July 1997.

(g) Includes $4,324 car allowance and $355 in deferred compensation.

(h) Includes $1,853 car allowance and $149 in deferred compensation.

(i) Mr. Haley joined the Company in February 1998.

(j) Entire amount was for relocation expense payments.

(k) Mrs. Sakers joined the Company in September 1997.

(l) Entire amount was for relocation expense payments.

     The following table sets forth certain information with respect to options granted during 1998 to the executive officers named in the Summary Compensation Table.

                          STOCK OPTION GRANTS IN 1998

                                                    INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                 -------------------------------------------------------     VALUE AT ASSUMED
                                  NUMBER OF                                                   ANNUAL RATES OF
                                  SECURITIES    PERCENT OF TOTAL                                STOCK PRICE
                                  UNDERLYING      OPTIONS/SARS                               APPRECIATION FOR
                                   OPTIONS         GRANTED TO      EXERCISE                   OPTION TERM(a)
NAME AND                           GRANTED        EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
PRINCIPAL POSITION                  (#)(b)        FISCAL YEAR       ($/SH)       DATE       5%($)       10%($)
------------------                ----------    ----------------   --------   ----------   --------   ----------
Frederick D. Sancilio,
  Ph.D. .......................          0             0%                0            0          0            0
William H. Underwood...........     40,000             4%           12.813     05-05-08    322,289      816,773
Joachim Rexhaus................     35,000             4%           12.813     05-05-08    282,002      714,676
Eugene T. Haley................     65,000             7%           12.813     05-05-08    523,719    1,327,256
Frances M. Sakers..............     40,000             4%           12.813     05-05-08    322,289      816,773

---------------

(a) Potential realizable value is based on an assumption that the price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(b) The options granted in 1998 to Named Executive Officers under the 1997 Stock Option Plan vest in 20% increments at each of the twelfth, twenty-fourth, thirty-sixth, forty-eighth and sixtieth month anniversaries of the grant date.

     The following table sets forth certain information with respect to the value of options held at fiscal year end by the Named Executive Officers:

                     AGGREGATED 1998 YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                      UNDERLYING             IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS         OPTIONS AT
                                                                 AT FISCAL YEAR-END(#)   FISCAL YEAR-END($)(a)
                                       SHARES                    ---------------------   ---------------------
             NAME AND                ACQUIRED ON      VALUE          EXERCISABLE/            EXERCISABLE/
        PRINCIPAL POSITION           EXERCISE(#)   REALIZED($)       UNEXERCISABLE          UNEXERCISABLE)
        ------------------           -----------   -----------   ---------------------   ---------------------
Frederick D. Sancilio, Ph.D. ......       0             0               0/0                     0/0
William H. Underwood...............       0             0          12,427/55,253          74,885/245,607
Joachim Rexhaus....................       0             0          3,667/42,333           19,252/198,168
Eugene T. Haley....................       0             0            0/65,000                0/296,530
Frances M. Sakers..................       0             0          8,334/56,666           43,754/269,977

---------------

(a) Market value of underlying securities at fiscal year end minus the exercise price of "in-the-money" options.

EMPLOYMENT AND COMPENSATION AGREEMENTS

     On November 17, 1995 (the "Signing Date"), the Company and Frederick D. Sancilio entered into an employment agreement (the "Employment Agreement") to secure Dr. Sancilio's services as Chairman of the Board and President of the Company. The Employment Agreement has an initial three-year term that is automatically extended for an additional one-year period on each anniversary of the Signing Date unless either party gives the other notice prior to the anniversary date of its intention not to extend the term of the Employment Agreement. Under the Employment Agreement, Dr. Sancilio will serve as the Company's Chairman of the Board, President and chief executive officer, and the Company is required to use its best efforts to cause Dr. Sancilio to be re-elected to the Company's Board of Directors and to the boards of directors of affiliates of the Company on which boards of directors Dr. Sancilio was serving on the Signing

Date and to be elected a director of any majority-owned subsidiary of the Company acquired after the Signing Date.

     The Employment Agreement was amended in March 1999 such that Dr. Sancilio's annual salary was increased to $400,000 (including any Endeavor Pharmaceuticals Inc. salary paid to Dr. Sancilio) from the initial annual aggregate salary of $350,000 set in November 1995. The salary amount may be increased by the Board of Directors and once increased may not be reduced. The Employment Agreement provides that Dr. Sancilio will be eligible to receive bonus compensation of up to 50% of his annual salary if the Company attains certain performance objectives set jointly by the Board of Directors and Dr. Sancilio. In addition, Dr. Sancilio will be eligible to participate in employee benefit plans made available generally to the Company's executive officers and any other Company compensation or incentive plans of a long or short-term nature, to receive an automobile allowance and to receive other perquisites not to exceed, in the aggregate, $10,000 per year.

     Under the Employment Agreement, the Company may terminate Dr. Sancilio's employment at any time, with or without cause, as defined in the Employment Agreement. In the event that the Company terminates Dr. Sancilio's employment without cause or in the event that Dr. Sancilio terminates his employment within 90 days of an event of constructive discharge (defined in the Employment Agreement to include, among other things, the removal of Dr. Sancilio from, or the failure of Dr. Sancilio to be elected to, the positions of Chairman of the Board or President, a reduction in Dr. Sancilio's responsibilities or relocation of the Company's principal executive offices by more than 30 miles from its current location), Dr. Sancilio would be entitled to receive payments aggregating three times his then current annual salary to be paid in monthly installments over two years, during which time Dr. Sancilio would continue to receive medical and life insurance benefits. The Employment Agreement requires Dr. Sancilio to refrain from certain activities in competition with the Company for a period of two years after the termination of his employment for any reason.

     The Employment Agreement obligates the Company to use its reasonable best efforts to cause Endeavor to employ Dr. Sancilio as a senior management employee at an annual salary of at least $100,000 with bonus compensation of up to 50% of annual salary to be paid if performance targets are attained and greater amounts if targets are exceeded. Endeavor has employed Dr. Sancilio on such terms, and should Endeavor fail to continue to employ him on such terms, it is anticipated that Dr. Sancilio's annual salary and bonus paid by AAI would be increased by similar amounts.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation policies applicable to the Company's executive officers and administering the Company's stock option plans. The goal of the Committee is to attract, retain and reward high-quality executives by aligning their compensation with the long-term financial health of the Company and long-term stockholder interests. The Committee is to be composed entirely of independent, outside directors of the Company. In establishing salary levels and the amount of bonus compensation to be paid to officers other than the Chief Executive Officer, the Committee relies in part on the recommendations of the Chief Executive Officer, Dr. Frederick D. Sancilio. The Committee's compensation policies are intended to provide compensation at levels competitive with other companies of similar size in the contract research organization industry.

BASE SALARIES

     The Company has not utilized specific formulas to determine executive compensation. The Committee has received information and industry surveys from independent consulting professionals concerning the compensation and benefits accorded other executive management in similar industries. Individual salaries are established by the Committee based on this information and a subjective analysis of the individual's performance, after taking into account recommendations of the Chief Executive Officer concerning the overall effectiveness of the executive and contribution to the success of the Company.

CASH BONUSES

     Cash bonuses are to be paid to individual senior executive officers based on the Committee's subjective analysis of the individual's contribution to the Company, the Company's overall performance and the anticipated compensation to be received by the individual, including compensation in the form of stock options. In light of the stock options awarded senior executives, no discretionary bonuses were paid in 1998.

     In 1998, the Company paid bonuses of $13,333 and $11,388 to Frances M. Sakers, Chief Operations Officer, and Joachim Rexhaus, Executive Vice President, respectively. The bonuses were paid for achieving certain operating objectives in 1997 which were agreed upon between the aforementioned executives and Company management. In addition, the Company has agreed to pay William J. Blank, Executive Vice President, Marketing and Sales, up to a certain percentage of his annual salary if certain objectives are met in his area of responsibility.

STOCK OPTIONS

     The Committee recognizes the importance of stock ownership by its senior executives and that such options are an integral component of executive compensation. The goals of the Company's option plans are to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The opportunity for individual financial growth tied to the financial growth of the Company helps ensure that the executive's and Company's interests are similarly focused. The Committee in 1998 extended from three years to five years the option period previously provided to executive option grants. The Committee granted larger option grants to executives. The modification is intended to provide greater potential ownership and employee commitment to the Company's long-term goals.

     The Company adopted two stock option plans in November 1995, but did not grant any options to employees until April 1996. The Company's stockholders approved an additional Stock Option Plan in May 1997 and amended the Plan in 1998 to increase the number of options which may be granted. The Company granted 205,000 options to the executive officers, as a group, in 1998.

COMPENSATION PAYABLE TO THE CHIEF EXECUTIVE OFFICER

     The 1998 salary of the Company's Chief Executive Officer and President, Dr. Sancilio, was determined pursuant to a renewable three-year employment agreement with the Company dated November 17, 1995. The Company entered into the employment agreement in connection with, and as a part of, the Company's sale of preferred stock to certain institutional investors on November 17, 1995 (the preferred stock was converted into common stock upon completion of the Company's initial public offering in September 1996). The Board of Directors has delegated to the Committee its authority under the agreement to set Dr. Sancilio's base salary and determine the amount and performance criteria for the payment of bonuses. Under the agreement, Dr. Sancilio's base salary is to be reviewed at least annually. Dr. Sancilio agreed to forego any salary increase in 1998. The agreement provides that base salary may be increased in light of Dr. Sancilio's performance, competitive levels of compensation and other factors the Committee deems relevant. Dr. Sancilio's Employment Agreement was amended in March 1999 increasing the base salary to $400,000 from $350,000 (including any Endeavor Pharmaceutical Inc. salary paid to Dr. Sancilio).

     The agreement also provides for a bonus, at least equal to 50% of base salary, if the Company attains target performance objectives agreed upon by the Committee and Dr. Sancilio. At Dr. Sancilio's request, the Committee agreed not to pay a bonus for 1998. This decision does not reflect the Committee's view of Dr. Sancilio's and the Company's performance in 1998, and the Committee anticipates that bonuses may be paid in the future for the level of performance increases attained in 1998.

     Under the agreement, Dr. Sancilio is also eligible to participate in other compensation or incentive plans in which other senior executives are eligible to participate. The Committee did not award any options to Dr. Sancilio in 1998 at his request, allocating the limited option pool to other officers and employees of the Company. The Committee believes, however, that options provide appropriate incentive compensation and may award options to Dr. Sancilio in the future.

CAP ON DEDUCTION OF EXECUTIVE COMPENSATION

     Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Company's stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to senior executive officers.

                                          Compensation Committee

                                          John M. Ryan

                               PERFORMANCE GRAPH

     The rules of the Securities and Exchange Commission require the Company to include in this Proxy Statement a line graph presentation comparing cumulative total stockholder returns for the period beginning September 19, 1996 and ending on December 31, 1998 with a published industry index or line-of-business index. The Company has selected the Nasdaq Industrial Average and a composite peer group consisting of ClinTrials Research Inc., Parexel International, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corp. The graph assumes that $100 was invested on September 19, 1996 in AAI stock (at the initial public offering price) and in the index and peer group on September 19, 1996, and the reinvestment of all dividends. The composite peer group differs from last year's peer group in that IBAH, Inc., previously included in the group, was acquired by another company in 1998. Thus, IBAH, Inc. is not included in this year's peer group and has been omitted from all prior period peer group calculations. The past performance of Company Common Stock is not necessarily indicative of future performance.

                                                           AAI                  NASDQ INDUSTRIAL               PEER GROUP
                                                           ---                  ----------------               ----------
09/19/96                                                 100.00                      100.00                      100.00
12/31/96                                                 119.53                      101.29                       92.41
12/31/97                                                 103.13                      143.34                       76.61
12/31/98                                                 108.59                      119.05                       78.85

                              CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING MANAGEMENT

     The Company leases its headquarters facility from 5051 New Centre Drive, LLC ("New Centre"), an entity in which each of Mr. Waters and Dr. Sancilio owns a one-third interest. Pursuant to the lease agreement between the Company and New Centre, the Company pays rent at an annual base rate of $12.50 per square foot of space leased, subject to adjustment for increases in the landlord's expense in maintenance and insurance of the facility. The effective rate per square foot was increased to the current rate of $13.30 commencing in June 1995 to reflect such increased expenses. Under the agreement, the Company may lease portions of the entire facility as needed and upon agreement of New Centre. At December 31, 1997, the Company leased approximately 19,000 square feet of space under the agreement. The initial term of the lease agreement expired in March 1999, but the agreement has been extended for successive one-year periods until one party provides the other, at least 90 days prior to the scheduled expiration of the agreement, notice of its intent not to renew the lease. The lease rate for any renewal term is to be set by mutual agreement of the parties.

     Approximately 40% of the capital stock of Endeavor Pharmaceuticals Inc. ("Endeavor") on a fully diluted basis is held by the Company, and certain directors and officers of the Company serve as directors and officers of Endeavor. Pursuant to an agreement among the Endeavor stockholders, the Company has the right to designate two of the six members of the Endeavor board of directors. The Company realized $1.6 million in net sales to Endeavor in 1998.

     The Company provides product development services pursuant to an agreement with Endeavor in connection with hormone pharmaceutical products that Endeavor is developing. The Company has agreed to manufacture products developed by Endeavor at the Company's manufacturing facility located at 1726 North 23rd Street, Wilmington, North Carolina, until Endeavor achieves a specified development milestone. The Company has agreed that at such time, it will grant to Endeavor a lease/purchase option to either lease for 15 years or purchase the portion of such facility intended for use by the Company in manufacturing Endeavor's products. Upon achievement of the milestone by Endeavor, the Company will also sell to Endeavor the equipment and inventory of raw materials, assign to Endeavor its raw materials supply agreements relating to Endeavor's products and make available certain personnel to Endeavor so that Endeavor can assume its manufacturing operations. Upon exercise of either the option to lease or the option to purchase, Endeavor is required to pay an exercise price of $2 million to the Company in addition to lease payments or a purchase price based on the fair market value of the facility. If Endeavor exercises the option to lease but does not subsequently exercise the option to purchase and does not achieve certain development milestones by a specified date, the Company must repay the option exercise price to Endeavor. The facility subject to the option is currently used by the Company for clinical trial supply and niche manufacturing. The Company has expanded its clinical supply and niche manufacturing facilities which could be used to manufacture Endeavor's products currently under development or, if Endeavor exercises its option to manufacture such product itself, for other client work. The Company has also agreed to permit Endeavor under certain circumstances the first right to purchase additional proprietary hormone pharmaceutical products developed by the Company at a price equal to the amount of development work expended by the Company at its standard hourly rates and out-of-pocket expenses, and the Company would continue the development work with respect to such product under the agreement with Endeavor.

     In addition to his duties at the Company, Dr. Sancilio is employed by Endeavor as a senior management employee. Pursuant to his employment agreement with Endeavor, Dr. Sancilio is to be based at the Company's principal executive offices and does not have day-to-day responsibilities in the operation of Endeavor and is assigned responsibilities from time to time by Endeavor's board of directors. Dr. Sancilio receives an annual salary of $100,000 and is eligible for bonus compensation of up to 50% of salary. Dr. Sancilio's employment agreement with Endeavor had an initial two-year term which expired on November 17, 1997 and renews for successive one-year periods unless either party elects not to renew the agreement. The employment agreement renewed by its terms for an additional one-year term expiring

November 17, 1999. Dr. Sancilio devotes the substantial majority of his time to the management of the Company.

     The Company provides product development services to Aesgen, which develops generic pharmaceutical products. Approximately 30% of Aesgen's outstanding common stock is held by the holders of a majority of the Company's currently outstanding shares of capital stock. In addition, Mr. Waters and Dr. Sancilio serve on the ten-member board of directors of Aesgen. The Company realized $180,000 in net sales to Aesgen in 1998. The Company has the right under its development agreement with Aesgen to provide certain product development and support services to Aesgen with respect to certain drugs currently being developed by Aesgen, provided that the Company's fees for such services are comparable to those of a reasonably comparable firm. In addition, under such development agreement, the Company has agreed, absent certain circumstances, not to develop for its own account or for any other person, any formulation of a product intended to be therapeutically equivalent to the same reference product for any of the products currently under development by Aesgen and any additional drugs that the Company agrees to develop for Aesgen under the development agreement. The Company believes that the terms of such agreement are no less favorable than terms that would be obtained in a transaction with an unrelated third party.

     The Company holds a $1.6 million nonconvertible, non-voting preferred stock investment in Aesgen, and the Company's directors and executive officers beneficially own the following percentages of the fully diluted common equity of
Aesgen: Dr. Sancilio, 9.4%, Mr. Waters, 9.0% and Mr. Underwood, 0.8%.

     In November 1995, in connection with the purchase by GS Capital Partners II, L.P., G.S. Capital Partners II Offshore, L.P., Bridge Street Fund 1995, L.P., Stone Street Fund 1995, L.P., and Goldman, Sachs & Co. Verwaltungs GmbH (the "Goldman Investors") and certain other investors of shares of preferred stock described below, Mr. Waters purchased shares of preferred stock (convertible into 119,833 shares of Common Stock), on substantially the same terms and conditions, including price, as other purchasers of shares of preferred stock. In connection with such transaction, the Company granted certain stockholders, including Mr. Waters and Dr. Sancilio, rights to cause the Company to register for sale shares of Common Stock acquired upon conversion of the preferred stock. All shares of preferred stock were converted into Common Stock automatically upon completion of the Company's initial public offering in September 1996. In addition, in connection with the Company's issuance of shares of preferred stock, Mr. Waters and Dr. Sancilio agreed to indemnify the Company against certain matters including the imposition of certain federal income tax liabilities, if any, in connection with the Company's election to be treated as an S corporation, and the payment of any amount due in connection with the resolution of an assessment against the Company of a North Carolina use tax deficiency of approximately $340,000 plus penalties and interest assessed against the Company. In addition, and as part of the same transaction, Mr. Waters and Dr. Sancilio have agreed to sell to the Company up to a total of 242,539 shares of Common Stock to provide the shares for issuance pursuant to the 1995 Stock Option Plan. Such shares are required to be sold by Mr. Waters and Dr. Sancilio upon the exercise of options under the 1995 Stock Option Plan at the exercise price of such options. As of December 31, 1998, options to acquire 175,395 shares of Common Stock were granted under the 1995 Stock Option Plan at an exercise price per share of $8.35, except for options for 2,214 shares at an exercise price of $9.10. In 1998, Dr. Sancilio received $2,346 and Mr. Waters received $1,912 under this arrangement.

     In 1988, the Company secured financing with variable rate North Carolina industrial revenue bonds which are supported by a letter of credit issued by a bank. Dr. Sancilio and Mr. Waters guaranteed the Company's obligation to repay amounts drawn under such letter of credit.

     The Company loaned $82,775 to Mr. Underwood in 1993 in connection with a purchase of shares of Common Stock. Such loan was evidenced by a promissory note, which was paid in full in 1998 by Mr. Underwood.

CERTAIN BUSINESS RELATIONSHIPS

     In November 1995, the Goldman Investors and certain other investors purchased shares of preferred stock of the Company. All outstanding shares of preferred stock were converted into Common Stock in conjunction with the Company's public offering of Common Stock in September 1996. The Goldman Investors own 2,276,832 shares of Common Stock, which were purchased at $8.35 per share. Pursuant to a Stockholder Agreement entered into in November 1995 in connection with the purchase of preferred stock, the Goldman Investors have the right to designate one member of the Board of Directors for so long as the Goldman Investors and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of Common Stock. Pursuant to such Agreement, Mr. Gleberman, a managing director of Goldman, Sachs & Co., serves as one of the Company's directors.

     In connection with the purchase by the Goldman Investors and certain other investors of shares of preferred stock in November 1995, the Company agreed that so long as the Goldman Investors beneficially own 5% or more of the outstanding shares of Common Stock, the Company will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for the Company for which an investment banking firm is retained and to serve as managing underwriter of any offering of the Company's capital stock on customary terms, consistent with an arm's-length transaction. In the event that the Company and Goldman, Sachs & Co. or their affiliates cannot agree to the terms of such engagement after good faith discussions, the agreement permits the Company to engage any other investment banking firm, although Goldman, Sachs & Co. are entitled to serve as co-managing underwriter in any underwritten offering of the Company's capital stock. Goldman, Sachs & Co. served as lead underwriter in the Company's initial public offering of its Common Stock in September 1996 and in connection therewith the underwriting syndicate purchased approximately 3.1 million shares of Common Stock at an underwriting discount of $3.5 million to the aggregate public offering price. The Company has agreed to indemnify Goldman, Sachs & Co. and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman Sachs & Co. makes a market in the Common Stock. Because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus to any purchaser in connection with any such market-making transactions. The Company agreed with Goldman, Sachs & Co. to register such transactions under the Securities Act of 1933, and effected such registration in connection with its initial public offering by including in its registration statement for the initial public offering a market-making prospectus required to be used by Goldman, Sachs & Co. The Company has agreed to make from time to time certain amendments or supplements to the market-making prospectus and to pay certain expenses relating to such amendments or supplements. Such expenses were less than $60,000 in 1998.

     Approximately 14.2% of the capital stock of Endeavor on a fully diluted basis and 4.1% of the common equity of Aesgen on a fully diluted basis is held by the Goldman Investors.

                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 1999. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2000 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than December 16, 1999.

     The By-laws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors or by a committee of the Board of Directors designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Accordingly, any notice of nominations or other business to be brought before the 2000 annual meeting of stockholders must be received by the Secretary of the Company by December 16, 1999. The notice of any stockholder proposal or nomination for election as a director must set forth the various information required under the By-laws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them. Any stockholder desiring a copy of the Company's By-laws will be furnished one without charge upon written request to the Secretary of the Company at 5051 New Centre Drive, Wilmington, North Carolina 28403.

                                 OTHER MATTERS

     The Board knows of no other matters which will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this Proxy Statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          R. Forrest Waldon
                                          Secretary

Wilmington, North Carolina
April 15, 1999

           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
              REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY
                       IN THE ENCLOSED POSTPAID ENVELOPE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ---------------------

                                   FORM 10-K

   (MARK ONE)
      [X]         ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998
      [ ]         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 0-21185

                      APPLIED ANALYTICAL INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

                      DELAWARE                                              04-2687849
           (State or other jurisdiction of                               (I.R.S. employer
           incorporation or organization)                               identification no.)

                  5051 NEW CENTRE DRIVE, WILMINGTON, NC 28403
               (Address of principal executive office) (Zip code)

       Registrant's telephone number, including area code: (910) 392-1606

          Securities registered pursuant to Section 12(g) of the Act:

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE
                                (Title of class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  YES [X]       NO [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K of any amendment to this Form 10-K. [ ]

     The number of shares outstanding of the Registrant's common stock, as of March 19, 1999 was 17,204,490 shares. The aggregate market value for the voting stock held by non-affiliates of the Registrant on March 19, 1999 was approximately $113,039,189.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Registrant's 1998 Annual Report to Shareholders are incorporated by reference in Parts I, II, and IV hereof. Portions of the Registrant's 1998 Proxy Statement dated approximately April 9, 1999 are incorporated by reference in Part III hereof.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  BUSINESS.

     The terms "Company", "Registrant" or "AAI" in this Form 10-K include Applied Analytical Industries, Inc., its corporate predecessors and its subsidiaries, except where the context may indicate otherwise. The Company was incorporated in 1986, although its corporate predecessor was founded in 1979. AAI operates in two business segments which include a fee-for-service business and a product development business. Financial information by business segment is included on pages 33 and 34 of the 1998 Annual Report to Shareholders (the "Annual Report") and is incorporated herein by reference.

     In the fee-for-service business, AAI is a leading integrated contract research and development resource to the worldwide pharmaceutical and biotechnology industries, offering an efficient, variable cost alternative to its clients' internal drug development, compliance and quality control programs. The Company provides a broad array of value-added services, including chemical analysis, synthesis and other laboratory services; drug formulation development; bioanalytical services; clinical supply and niche manufacturing; and regulatory and compliance consulting.

     In addition to the analytical services, AAI offers clinical trial services on a fee-for-service basis. The clinical business allows AAI to leverage customer relationships by offering longer term, broad scope contracts which span from early developmental testing and formulation to post-approval analysis. The clinical group provides customers a single source provider of pre-clinical and clinical testing. Being a single source provider of services can decrease the amount of knowledge transfer lost between separate vendors and can ultimately decrease the cost of development and speed to market of a drug.

     AAI has contributed to the submission, approval or continued marketing of client products worldwide, encompassing a wide range of therapeutic categories and technologies. The Company believes that its ability to offer an extensive portfolio of high quality drug development and support services enables it to effectively compete as pharmaceutical and biotechnology companies look for integrated drug development solutions that offer cost-effective results on an accelerated basis.

     In addition to the fee-for-service business, AAI leverages its expertise by allocating a portion of its technical resources and operating capacity to internal drug and drug technology development. The Company generally funds the expense of development and then participates in the benefits of any potential commercial success through licensing and royalty arrangements. The Company does not directly market its internally developed products. Licensing partners, who are generally pharmaceutical companies, provide all marketing and sales service. Internal drug development efforts encompass generic products, line extensions and new patented technologies. Certain of these products have been licensed or sold. The Company's proprietary technology includes patents and pending patent applications on formulations, methods and drug delivery vehicles. The Company has only recently begun to recognize significant license and royalty revenues from its internal development efforts because of the significant time required for development and regulatory approval of pharmaceutical products.

     In 1994, as part of its internal development program, the Company organized Endeavor Pharmaceuticals Inc. ("Endeavor") to develop certain hormone pharmaceutical products, focusing initially on several such products then under development by AAI. The Company owns approximately 40% of the fully diluted common equity of Endeavor.

     On December 31, 1996, the Company acquired L.A.B. Gesellschaft fur pharmakologische Untersuchungen mbH & Co. ("L.A.B."). L.A.B. was a European contract research and development organization headquartered in Neu-Ulm, Germany with principal operating units in Neu-Ulm and Munich, Germany; Paris, France, and Arnheim, Netherlands as well as a sales office in London, England. The former L.A.B. operations are now included in the organization referred to as AAI Europe. AAI Europe focuses on both clinical and non-clinical pharmaceutical product development and provides services that include drug formulation development; chemical analysis; Phase I clinical trial studies; bioanalytical testing; and European regulatory consulting. AAI Europe also provides Phase II-IV multi-center clinical trial studies focused in niche therapeutic areas including hepatic disease, chemotherapeutics, and hormone replacement therapy.

     On September 14, 1998, the Company acquired Kansas City Analytical Services, Inc. (KCAS) a bioanalytical services company in the Kansas City, Kansas area. KCAS offers bioanalytical testing of products to large and small pharmaceutical development companies. The addition of KCAS significantly increased AAI's bioanalytical testing capacity.

     On March 16, 1999, the Company merged with Medical and Technical Research Associates, Inc., (MTRA) a clinical research organization located near Boston, Massachusetts. MTRA offers clinical phase II -- IV studies predominately in the US market to large and small pharmaceutical companies. The addition of MTRA adds clinical phase II -- IV capabilities in the United States and will significantly increase AAI's ability to provide clinical testing to U.S. customers and enable the Company to compete for global clinical trial engagements.

FEE-FOR-SERVICE BUSINESS

     The Company provides a broad array of drug development services, including chemical analysis, synthesis and other laboratory services; formulation development; bioanalytical services; clinical supply and niche manufacturing; clinical trial services and monitoring; and regulatory and compliance consulting. The Company assigns project management teams consisting of customer service representatives and technical employees that meet with clients at frequent intervals to monitor and guide projects through the development process. Continual client interaction allows the Company to efficiently manage the drug development process.

     Historically, the Company's laboratory services have accounted for approximately one half of its fee-for-service revenue, although relative amounts vary from year to year. Formulation development projects and clinical supply and niche manufacturing generally have contributed the major portions of remaining annual fee-for-service revenue.

LABORATORY SERVICES

     In support of drug development and compliance programs, the Company offers laboratory services to characterize and measure drug components and impurities. The Company has more than 19 years experience in providing analytical testing services dedicated exclusively to the drug industry and has developed the scientific expertise, state-of-the-art equipment and broad range of scientific methods to accurately and quickly analyze almost any compound or product. The Company's laboratory services include method development and validation; stability studies; raw materials and release testing; biotechnology, microbiology and bioanalytical testing; product characterization and organic synthesis.

     Method Development and Validation. The Company develops and validates methods used in a broad range of laboratory testing necessary to determine physical or chemical characteristics of compounds. Analytical methods are developed to demonstrate potency, purity, stability or physical attributes. These methods are validated to ensure the data generated by these methods are accurate, precise, reproducible and reliable and are used throughout the drug development process and in product support testing.

     Stability Studies. The Company provides stability testing and secure storage facilities necessary to establish and confirm product purity, potency and other shelf-life characteristics. Stability testing is required at all phases of product development, from dosage form development through commercial production, to confirm shelf life of each manufactured batch. The Company maintains state-of-the-art climate-controlled facilities in the United States and Germany to determine impact of a range of storage conditions on product. FDA regulations and the regulations of European regulatory authorities require that samples of clinical and commercial products placed in stability chambers be analyzed in a timely fashion after scheduled "pull points" occur, based on the date of manufacture. The Company's proprietary Laboratory Tracking System (LTS) tracks client products maintained at the Company's stability storage facilities and automatically schedules required testing as pull points occur.

     Raw Materials and Product Release Testing. The Company offers testing required by the FDA and other regulatory agencies to confirm that raw materials used in production and resulting finished products are consistent with established specifications. Due to the incorporation of "just in time" inventory control systems in client production schedules, release testing for both raw materials and the finished product often cannot be scheduled by clients in advance, yet must be performed immediately. The Company believes that its internal scheduling systems, analytical laboratory expertise and systems for prompt testing provide it with a competitive advantage in providing both raw material and batch release testing. The Company believes that this service enhances its client's confidence in adopting cost-saving "just in time" inventory control systems.

     Biotechnology Analysis and Synthesis. Although the types of analytical investigations of biotechnology products are similar to those required for more traditional pharmaceutical products, the complex molecular structure of many biotechnology products requires different technology and expertise. The Company provides a broad array of biotechnology services, including both analytical and biological testing and method development and validation. AAI's breadth of services allows the Company to rapidly deduce and characterize the complex structure of the biotechnology product and measure the molecule or its metabolites in human blood plasma to support clinical trial evaluation. The Company has expertise in a broad spectrum of biochemical and immunochemical methods for characterization and analysis of biotechnology drugs. These methods include amino acid sequencing, amino acid analysis, peptide mapping, carbohydrate and lipid analysis and electrophoresis. The Company also has expertise in developing chromatographic methods that precisely evaluate the purity and stability of biotechnology products. This service breadth and diversity of analytical skills and technologies enable the Company to assist its clients from early product development through the investigational new drug application and product license application stages and commercial production.

     Microbiological Testing. Microbiological testing is an essential indicator to ensure that a drug product, whether raw material or finished product, does not contain harmful micro-organisms. The Company has significant experience conducting various microbial tests to identify and quantify micro-organisms that may be present, including limulus amebocyte lysate testing, which measures toxic byproducts of micro-organisms, and particulate matter testing to determine the presence of foreign matter in injectable drug products. The Company also performs sterility testing to identify the genus and species of any micro-organisms that are present. In addition, the Company performs tests to determine the effectiveness of antibiotics against micro-organisms and the minimum levels of preservatives necessary in product formulations.

     The Company also assists clients with environmental monitoring, including water and air systems testing, using an automated biochemical system to identify micro-organisms present and determine whether such systems are within applicable microbial limits. The Company assists clients in validating their environmental control systems to ensure compliance with Good Manufacturing Practices (GMP) regulations.

     Bioanalytical Testing. The Company offers bioanalytical testing services to support clinical trials, analyzing plasma samples to characterize the metabolized forms of the drug and determine the rate of absorption. Bioanalytical studies of new drugs often present challenging and complex issues, with products being metabolized into multiple active and inactive forms, each of which must be measured. The Company works with its clients to develop and validate analytical methods to permit detection and measurement of the various components to trace levels. The acquisition of L.A.B. in 1996 and KCAS in 1998 significantly enhanced the Company's bioanalytical capabilities.

     Product Characterization. The Company has the expertise and instruments required to identify and characterize a broad range of chemical entities. Characterization analysis identifies the chemical composition, structure and physical properties of a compound, and characterization data forms a significant portion of a regulatory application. The Company uses numerous techniques to characterize a compound, including spectroscopy, chromatographic analyses and other physical chemistry techniques. Additionally, the Company uses such information for control testing to be performed throughout development and marketing to confirm consistent drug composition. Once appropriate test methods are developed and validated, and appropriate reference standards are characterized and certified, the Company can assist clients by routinely testing compounds for clinical and commercial use.

     Organic Synthesis. The Company develops synthesis methods for producing experimental quantities of new compounds needed for analytical characterization, toxicological studies, formulation development and clinical trials. Through organic synthesis techniques, the Company can produce reference standards of the active compound, specific impurities, degradation by-products, bioassay reference standards or molecular analogs to permit sufficient quantities of such compounds to be separately characterized and studied.

FORMULATION DEVELOPMENT SERVICES

     The Company provides integrated formulation development services, enabling the Company to take a client's compound and develop a safe and stable product with desired characteristics. The Company believes its formulation expertise and extensive analytical capabilities enable it to provide an efficient, seamless development program, with a dedicated project team tracking the product through all stages of formulation development. The Company provides formulation development services to its clients during each phase of the drug development process, from new compounds and modifications of existing products to generic versions of branded products. The Company's formulation development projects may support a small segment of critical development activities or may last for several years going from early formulation development to optimized and validated production-scale, packaged product.

     The Company's formulation development expertise spans a broad spectrum of therapeutic areas. The Company works with clients to develop products with desired characteristics, including dosage form, strength, release rate, absorption properties, stability and appearance. The Company has developed significant product and process capabilities that enable it to efficiently solve the complex problems that arise in developing formulations with targeted characteristics and has developed a range of proprietary product technologies that allow it to efficiently achieve desired results in product design and development.

     In providing formulation services, the Company works closely with clients to design and conduct feasibility studies to chart the potential of formulating a drug using a combination of active drug ingredients and inert materials called excipients. Using experimental designs, initial prototype formulations are prepared to identify potential problems in stability, bioavailability and manufacturing. Generally, formulation development is an iterative process, with numerous initial formulations being modified as problems are encountered. The Company believes its experience and expertise in formulation development, as well as certain proprietary technologies, permit it to design efficient protocols for identifying and optimizing prototypes with the greatest potential.

     Upon selection of the final product prototypes, the Company develops protocols to scale the product batch size from development stage (hundreds to thousands of units) to clinical scale (thousands to millions of units). During the clinical phase the Company refines the formulation in response to clinical, bioanalytical and stability data. The manufacturing scale-up process involves identifying and resolving manufacturing problems to facilitate an efficient transfer to the full-scale production equipment of the Company's clients. Throughout the development process, the Company develops and validates the analytical methods necessary to test the product to establish and confirm product specifications.

     In addition to new drug development, the Company offers product modification and line extension services to clients, generally for marketed products facing patent expiration. Modifications of existing products offer the Company's clients an opportunity to improve product characteristics, increasing product market viability. Improved product characteristics include enhancement of stability, absorption profiles (e.g., quick or sustained release), taste and appearance. Product line extensions may include new dosage forms such as solids, liquids and chewables, as well as new dosage strengths. Product modifications and line extensions offer clients the opportunity to target new patient subpopulations and improve patient compliance. The Company also offers formulation services to clients seeking to develop generic products.

CLINICAL SUPPLY AND NICHE MANUFACTURING

     The Company provides clinical trials materials for Phase I through IV clinical trials. The Company has expertise in manufacturing tablets, capsules, sachets, liquids and suspensions, creams, gels, lotions and ointments. The Company believes that outsourcing of clinical supply manufacturing is particularly attractive to pharmaceutical companies that maintain large, commercial-quantity, batch facilities, where clinical supply manufacturing would divert resources from revenue-producing manufacturing. Similarly, pharmaceutical companies often seek to outsource commercial manufacturing of small quantity products. The Company has a dedicated 20,000 square foot facility in Wilmington, North Carolina and a similar facility in Paris, France to distribute and track clinical trial materials used in clinical studies. In addition, the Company provides its clients assistance in scaling up production of clinical supply quantities to commercial quantity manufacturing, and manufactures inventory on behalf of clients for commercial sale while client production facilities are being built and validated.

     The Company's manufacturing facilities and equipment are qualified and validated to operate under GMP regulations.

REGULATORY AND COMPLIANCE CONSULTING

     The Company assists in the preparation of regulatory submissions, audits a client's vendors and client operations, conducts seminars, provides training courses, and advises clients on applicable regulatory requirements. The Company also assists clients in designing development programs for new or existing drugs intended to be marketed in the United States and Europe. At the client's request, the Company will either review client prepared submissions or draft sections and assemble regulatory packages and attend FDA meetings with clients. The Company assists clients in preparation for FDA inspections and assists them in correcting any deficiencies noted in FDA inspections. In preparation for an FDA inspection, the Company's regulatory affairs specialists conduct mock inspections to anticipate FDA observations and advise clients of appropriate remedial actions. The Company also audits manufacturers of active and excipient ingredients used in the drug product, as well as packaging components, on behalf of clients to ensure that the manufacturers' facilities are in compliance with GMP regulations. Such audits generally include review of the vendor's drug master files, analysis of written standard operating procedures ("SOP"), review of production records, and observation of operations to ensure that written SOP's are being followed. Audit reports include recommendations to address any deficiencies. The Company also advises clients on validation issues concerning their systems and processes and audits client facilities to assist them in validating their processes, cleaning, water and air handling systems.

     The Company leverages its in-house laboratory training programs by providing training to clients' employees. In addition, the Company organizes and conducts seminars worldwide on a number of topical industry issues.

CLINICAL SERVICES

     The Company has a 48-bed Phase I clinical trial facility located in the same facility as one of the Company's analytical laboratories in Research Triangle Park, North Carolina. With the acquisitions of L.A.B. and MTRA, the Company expanded its Phase I clinical trial capabilities and added the ability to conduct and monitor Phase II-IV studies and multi-center trials focused in niche therapeutic areas, including hepatic disease, chemotherapeutics and hormone replacement therapy. The Company's Neu-Ulm, Germany operations include a 120-bed facility for conducting certain Phase I and II clinical trial studies, as well as bioequivalency studies. The newly expanded facility in Paris, France allows the Company to perform as a Phase II-IV multi-center clinical trial operation serving many European pharmaceutical companies.

     MTRA provides a full range of Phase II-IV clinical services to customers in the pharmaceutical, biotechnology and medical device industries for assistance in the drug development and regulatory approval process in North America. The clinical services include clinical trial management and monitoring, data management and statistics.

     With the addition of MTRA in 1999, the Company anticipates that clinical services will contribute more significantly to total revenues as clinical services will be offered on a global scale and have a significant customer base in the United States.

PRODUCT DEVELOPMENT BUSINESS

     The Company dedicates a portion of its technical resources and operating capacity to internal drug and technology development with the objective of licensing marketing rights to third parties. The Company does not independently commercialize products developed internally or otherwise directly compete with its clients in the marketing or distribution of products and, accordingly, believes that its internal development efforts are complementary to its clients' development needs. The Company's internal product and technology development program has resulted in multiple product applications filed with the FDA and European regulatory agencies. Many of these products have been licensed or sold. The internal development program has also resulted in patents covering drug technology and pending patent applications

     Since 1993, the Company has significantly increased its investment in its internal product development program. Because of the length of time required for development and approval of pharmaceutical products, the Company has only recently begun to recognize significant license revenue from its internal development efforts. The Company anticipates that internal product development revenues, including royalties and milestone license payments, will represent a growing proportion of its revenue. However, there can be no assurance that internal development projects will yield products that will be approved by the appropriate regulatory authorities or will be attractive to potential clients. Although there is a risk that any particular development project may not produce revenues, the Company believes that the profit margins from successful drug and technology development projects could potentially exceed the margins for standard fee-for-service engagements.

     In 1994, as part of its internal development program, the Company organized Endeavor with certain financial investors and an affiliate of Schering AG to continue the development of certain generic hormone products then under development by AAI. The Company assigned its rights to such products to Endeavor in return for approximately 47% of Endeavor's equity during a private placement of Endeavor stock, and the Company entered into a contract with Endeavor to continue product development and clinical supply manufacture. AAI currently owns approximately 40% of the fully diluted common equity of Endeavor. The Company's fee-for-service net sales to Endeavor were approximately $1.6 million, $3.2 million and $6.2 million in 1998, 1997 and 1996, respectively. The Company believes that such services are provided at terms that are no less favorable than terms that would be obtained from an unrelated third party.

     Endeavor had one product approved by the FDA in 1998 and is currently developing another product, in multiple dosage strengths; however, there can be no assurance that such product will ultimately be approved by the FDA. Endeavor does not directly market any products and its revenues are dependent upon licensing fees and royalties from third parties. Continued product development by Endeavor is dependent upon revenues from the approved product or additional capital funding.

     In 1995 the Company entered into an agreement with Aesgen, Inc. ("Aesgen"), a company organized by the Company with an affiliate of Mayo Clinic, MOVA Pharmaceutical Corporation and certain financial investors, to develop certain pharmaceutical products. AAI recognized net sales to Aesgen of $.2 million, $1.9 million and $4.7 million in 1998, 1997 and 1996 respectively. In 1996, the Company sold to Aesgen marketing rights to a product being developed by the Company. Under the agreement, Aesgen will pay license fees and additional royalties upon marketing the product, although there can be no assurance that the product will be approved by the FDA or marketed. AAI continues to hold a $1.6 million non-voting, non-convertible preferred stock investment in Aesgen.

     In addition to its development work for Endeavor and Aesgen, the Company has continued its internal development of products to be licensed to third parties that have marketing and distribution capabilities. The Company has entered into numerous license agreements for products that are currently in development. The terms of the license agreements vary as to amounts of milestone payments, as well as methods and extent of revenue participation. While the Company anticipates that most of its product license agreements will provide that prospective clients will ultimately sponsor the approved product, in certain instances the Company has made submissions for internally developed products in its own name.

     Continuing to leverage its development capabilities, the Company has moved into product line extension development and has also begun reviewing new compounds that are chemically similar to currently marketed products with proven therapeutic and safety profiles, and that offer improved characteristics over the marketed product. Such improved characteristics would include enhanced or new therapeutic indices, reduced side effects, improved bioavailability and improved pharmacokinetics. Because considerable toxicity data already exists for the marketed product, the Company believes that product lines extensions and pro-drugs generally could be developed with less risk of failure and in a shorter time frame than new chemical entity development. The Company believes that virtual and limited-resource drug companies provide opportunities to enter into collaborative ventures to identify and develop these types of compounds.

TECHNOLOGY DEVELOPMENT PROGRAM

     As an adjunct to the internal development program, the Company has sought to protect certain intellectual property it has developed relative to the drug development process. The Company has established a patent committee that meets regularly to review employee-generated submissions of possible patentable subject matter. The patent committee reviews the novelty and usefulness of the submission and, with input from the marketing department as to commercial viability, determines to either pursue a patent application or designate the submission as a trade secret.

     The Company's internal development program has yielded multiple issued patents and has several pending applications. For example, the Company's patented Pro-Sorb(R) formulation technology has been shown to facilitate the oral absorption of a number of non-steroidal anti-inflammatory drugs or NSAIDs, such as diclofenac, to reduce gastric irritation and speed the onset of therapeutic activity. In addition, the Company has patented a novel oral delivery system for certain biotechnology compounds that may currently be administered only by injection.

     The Company has one licensing agreement for a patented technology for the manufacture of low-dose products which are typically difficult to uniformly blend and an additional licensing arrangement for its patented chewable formulations to mask the otherwise bitter taste of certain ulcer drugs. The Company is seeking licensing partners for its other recently developed technologies.

INFORMATION TECHNOLOGY

     The Company has made significant investments in information technology. The Company's proprietary LTS system tracks laboratory workflow and enables the Company to monitor and plan work through the Company's laboratories. The LTS system monitors the progress of a client's project, records time expended by laboratory personnel, tracks sample locations and controls document revisions. The Company's customized data management system connects analytical instruments with multiple software architectures permitting automated data capture.

     The Company believes that information technology will enable it to expedite the development process by designing innovative services for individual client needs, providing project execution, monitoring and control capabilities that exceed a client's internal capabilities, streamlining and enhancing data presentation to the FDA and enhancing its own internal operational productivity while maintaining its quality.

     In 1998, the Company began implementation of an enterprise wide financial and operational integrated management information system including significant systems licensed from SAP. Certain financial components became operational at year end 1998, with other operational management systems to follow later in 1999. The new system will be implemented in all subsidiaries and allows for expansion in a consistent and controlled manner.

     Disclosure regarding the impact of year 2000 is included in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Annual Report under the caption "Year 2000 Disclosure."

CLIENTS

     The Company has provided services to most of the major pharmaceutical companies in the world. The Company believes that concentration of business among certain large clients is not uncommon in the contract research organization (CRO) industry. The Company has experienced such concentration in the past and may experience such concentration in the future. Although AAI strives to reduce its reliance on a limited number of major clients, there can be no assurance that the Company's business will not be dependent upon certain major clients, the loss of which could have a material adverse effect on the Company. In addition, due to the project nature of the Company's business, there can be no assurance that significant clients in any one period will continue to be significant clients in other periods.

MARKETING AND BUSINESS DEVELOPMENT

     Since its inception, the Company has taken a customer-focused approach in marketing its services, often placing the Company's technical personnel with its clients' development teams to participate in planning meetings for the development of a product. The Company assigns sales and technical personnel as contacts for its larger clients, understanding that technical personnel may be better able to identify the full scope of the client's needs and suggest innovative approaches before the client formally develops the parameters of an anticipated project. Generally, the Company also hosts more than ten technical seminars per year for the pharmaceutical and biotechnology industries addressing a variety of formulation development issues, stability testing and other topics.

CONTRACTUAL ARRANGEMENTS

     The Company's fee-for-service contracts are typically evidenced by signed service estimates establishing an estimated fee for identified services. During the Company's performance of a project, clients often adjust the scope of services to be provided by the Company in light of interim project results, at which time the amount of fees is adjusted accordingly.

     Generally, the Company's fee-for-service contracts are terminable by the client upon notice of 30 days or less, although certain major formulation development and manufacturing agreements are not unilaterally terminable by the client. Although the contracts typically permit payment of certain fees for winding down a project, the loss of a large contract or the loss of multiple contracts could adversely affect the Company's future revenue and profitability. Contracts may be terminated for a variety of reasons, including the client's decision to forego a particular study, the failure of product prototypes to satisfy safety requirements and unexpected or undesired results of product testing.

BACKLOG

     Backlog consists of anticipated net sales from signed service estimates and other fee-for-service contracts that have not been completed and provide for a readily ascertainable price. Once contracted work begins, net sales are recognized as the service is performed. In certain cases, the Company begins work for a client before a contract is signed. Accordingly, backlog does not include anticipated net sales for which the Company has begun work but for which the Company does not have a signed service estimate, or for any variable-priced contracts. In addition, during the course of a project the client may substantially adjust the requested scope of services and corresponding adjustments are made to the price of services under the contract.

     The Company believes that its backlog as of any date is not a meaningful predictor of future results because backlog can be affected by a number of factors, including variable size and duration of contracts and adjustments in the scope of a contracted project as interim results become available. Additionally, contracts generally are subject to termination by clients upon 30 days notice or less. Moreover, the scope of a contract can change over the course of a project. At December 31, 1998 and 1997 backlog was approximately $23.9 and $31.5 million, respectively.

COMPETITION

     The Company competes primarily with in-house research, development, quality control and other support service departments of pharmaceutical and biotechnology companies, as well as university research laboratories. In addition, the Company believes that although there are numerous competitors in its industry, there are few competitors that offer the broad array of services that it provides. Certain of the Company's competitors may have significantly greater resources than the Company. Competitive conditions for service areas vary.

     Competitive factors include reliability, turn-around time, reputation for innovative and quality science, capacity to perform numerous required services, financial viability and price. The Company believes that it competes favorably in these areas.

GOVERNMENT REGULATION

     The services performed by the Company are subject to various regulatory requirements designed to ensure the quality and integrity of pharmaceutical products, primarily under the Federal Food, Drug, and Cosmetic Act and associated GMP regulations which are administered by the United States Food and Drug Administration (FDA) in accordance with current industry standards. Services being performed outside the United States or for products intended to be substituted to non-U.S. jurisdictions may be subject to additional regulatory requirements and government agencies applicable to that jurisdiction. U.S. regulations apply to all phases of drug manufacture, testing and record keeping, including personnel, facilities, equipment, control of materials, processes and laboratories, packaging, labelling and distribution. Noncompliance with such regulations by the Company in a project could result in disqualification of data collected by the Company for such project. Material violation of regulatory requirements could result in additional regulatory sanctions. In severe cases violations could result in a mandated closing of the Company's facilities which would materially and adversely affect the Company's business.

     To help assure compliance with applicable regulations, the Company has established quality assurance controls at its facilities that monitor ongoing compliance by auditing test data and regularly inspecting facilities, procedures and other regulatory compliance parameters. In addition, FDA regulations and guidelines, as well as applicable international standards, serve as a basis for the Company's standard operating procedures. Certain of the Company's development and testing activities are subject to the Controlled Substances Act, administered by the Drug Enforcement Agency (the "DEA"), which regulates strictly all narcotic and habit-forming substances. The Company maintains separate, restricted-access facilities and heightened control procedures for projects involving such substances due to the level of security and other controls required by the DEA.

     The Company's activities involve the controlled use of hazardous materials and chemicals. The Company is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products and is insured against losses arising out of the normal course of business operations. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result which could materially and adversely affect the financial condition of the Company.

EMPLOYEES

     At December 31, 1998, the Company had approximately 1,000 full-time equivalent employees, of which approximately 73 hold Ph.D. or M.D. degrees, or the foreign equivalent. The Company believes that its relations with its employees are good. None of the Company's employees in the U.S. are represented by a union. German and French law provide certain representative rights to employees.

     The Company's performance depends on its ability to attract and retain qualified professional, scientific and technical staff. The level of competition among employers for such skilled personnel is high. The Company believes that its employee benefit plans enhance employee morale, professional commitment and work productivity and provide an incentive for employees to remain with the Company. In addition, the Company operates an employee day-care and after-school program facility at its Wilmington, North Carolina campus as a benefit to its employees. While the Company has not experienced any significant problems in attracting or retaining qualified staff, there can be no assurance that the Company will be able to avoid these problems in the future.

     All employees enter into confidentiality agreements protecting the Company's proprietary information, as well as client-confidential material. New U.S.-based employees are generally required to sign non-competition agreements, prohibiting the employee from engaging in activities in competition with the Company for a period of one year after termination of employment.

SPECIAL ITEM.  EXECUTIVE OFFICERS OF THE COMPANY.

     The following table sets forth the name, age, principal occupation and business experience for the executive officers of the Company.

     Frederick D. Sancilio, Ph.D., 49, Chairman of the Board, President, Chief Executive Officer and Director. Dr. Sancilio has served in his current capacity for more than five years. Before founding the Company in 1979 Dr. Sancilio's experience in the pharmaceutical industry included various positions with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. He has published more than 30 scientific articles discussing various aspects of pharmaceutical chemistry and regularly makes scientific presentations at pharmaceutical seminars and meetings worldwide.

     Eugene T. Haley, 49, Executive Vice President and Chief Financial Officer. Mr. Haley has served as Executive Vice President and Chief Financial Officer since February 1998. Prior to joining the Company he served as the Chief Financial Officer of Kodak Worldwide Consumer Imaging Services during 1997 and as Senior Vice President of Qualex, Inc. (an Eastman-Kodak subsidiary) from 1993 to 1997.

     Frances M. Sakers, 41, Executive Vice President and Chief Operating Officer. Ms. Sakers has served in her current position since September 1997. Prior to joining the Company, Ms. Sakers was Executive Director of Quality Control at Novartis Pharmaceuticals U.S. and has held various positions in pharmaceutical operations at CIBA-Geigy Corporation for 14 years.

     Joachim Rexhaus, 45, Executive Vice President, European Operations. Mr. Rexhaus was elected an Executive Vive President in 1998 and has served the Company since August 1997 in a number of financial and administrative management positions in Europe. Prior to joining the Company, Mr. Rexhaus held a number of financial and administrative management positions, most recently at Hoechst AG, Syntax and IBM.

     William J. Blank, 48, Executive Vice President, Marketing and Sales. Mr. Blank has served as Executive Vice President, Marketing and Sales since January 1999. Prior to joining the Company, he served as Vice President of Client Relations at Parexel International Corp. and has held various sales and marketing positions in the healthcare services industry.

     William H. Underwood, 51, Executive Vice President and Director. Mr. Underwood has served in his current position since 1992 and has been a Director since 1996. He also served as Chief Operating Officer from 1995 to May 1997. He has held various positions in the pharmaceutical and cosmetic industries, prior to joining the Company in 1986, with Mary Kay Cosmetics, Inc. and Burroughs-Wellcome Co.

ITEM 2.  PROPERTIES.

     The Company's principal executive offices are located in Wilmington, North Carolina, in a 22,000-square foot leased facility. The Company's primary U.S. facilities are located in Wilmington, North Carolina; Research Triangle Park, North Carolina; New Brunswick, New Jersey; Natick, Massachusetts; and Shawnee, Kansas constituting approximately 278,000 square feet of total operational and administrative space. The Company's primary European facilities are located in Neu-Ulm, Germany and include approximately 120,000 square feet of operational and administrative space. This facility is leased under renewable leases expiring in 2001. The Company maintains other operating units at leased facilities in San Bruno, California; Munich,

Germany; Paris, France; and Arnheim, Netherlands. The Company maintains sales offices in Chicago, Illinois; Boston, Massachusetts; San Diego and San Francisco, California; Copenhagen, Denmark; London, England; Milan, Italy and Tokyo, Japan. The Company also has joint operations with Shangai Second Medical University located in Shangai, China and Tonji University in Wuhan, China. The Company believes that its facilities are adequate for the Company's operations and that suitable additional space will be available when needed.

ITEM 3.  LEGAL PROCEEDINGS.

     The Company may be party to lawsuits and administrative proceedings incidental to the normal course of its business which are not considered material. Management does not believe that any liabilities related to such lawsuits or proceedings will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None during the quarter ended December 31, 1998.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS.

     Market and other related information required by Item 5 is included in the section titled "Financial Results by Quarter" of the Annual Report and is incorporated herein by reference.

ITEM 6.  SELECTED FINANCIAL DATA.

     The information required by Item 6 is included in the section titled "Selected Financial Data" of the Annual Report and is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The information required by Item 7 is included in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Annual Report and is incorporated herein by reference.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     The Company, as a result of global operating activities, is exposed to risks associated with changes in foreign exchange rates. As foreign exchange rates change, the U. S. Dollar equivalent of revenues and expensed denominated in foreign currencies change and can have an adverse impact on the Company's operating results. To seek to minimize its risk from foreign exchange movement, the Company uses local debt to fund its foreign operations. If foreign exchange rates were to change 10%, operating results would have changed by $60,000 in 1998.

     The Company is also exposed to changes in interest rates on its variable rate debt instruments. If interest rates were to change 1%, based on year end debt amounts subject to variable interest rates, annual interest expense on variable rate debt would change $40,000.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The information required by Item 8 is included in the "Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Consolidated Statement of Stockholders' Equity and Notes to Consolidated Financial Statements", of the Annual Report and is incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     On April 30, 1998, the Audit Committee and Board of Directors dismissed PricewaterhouseCoopers LLP (formerly Price Waterhouse LLP) as its independent public accountants. The reports of Price Waterhouse on the consolidated financial statements of the Company for the years ended December 31, 1997 and 1996 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. This event was reported in detail in a Form 8-K filed on April 30, 1998.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     The directors of the Company and their business experience are set forth on page 2 of the Company's Notice of Annual Meeting of Stockholders, dated approximately April 9, 1999 (the "Proxy Statement") and are incorporated herein by reference. The discussion of executive officers of the Company is included in
Part I under "Executive Officers of the Company."

ITEM 11.  EXECUTIVE COMPENSATION.

     A description of the compensation of the Company's executive officers is set forth on pages 5 through 8 of the Proxy Statement and is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     A description of the security ownership of certain beneficial owners and management is set forth on pages 3 and 4 of the Proxy Statement and is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Certain relationships and related transactions with management are described on pages 9 and 10 of the Proxy Statement and in Items 11 and 12, and are incorporated herein by reference.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

EXHIBITS

     A list of the exhibits required to be filed as part of this Report on Form 10-K is set forth in the "Exhibit Index", which immediately precedes such exhibits, and is incorporated herein by reference.

FINANCIAL STATEMENT SCHEDULES

     The consolidated balance sheet as of December 31, 1998, and related consolidated statements of income, cash flows and stockholders' equity for the year ended December 31, 1998 and related notes to financial statements, together with the report of independent auditors thereon of Ernst & Young LLP, dated February 12, 1999, except Note 11, as to which the date is March 16, 1999; and the consolidated balance sheet as of December 31, 1997, and related consolidated statements of income, cash flows and stockholders' equity for each of the two years in the period ended December 31, 1997 and related notes to financial statements, together with the report of independent accountants thereon of Price Waterhouse LLP, dated March 18, 1998, appearing in the Annual Report, are incorporated herein by reference. With the exception of the aforementioned information and the information incorporated by reference in Items 1, and 5 through 8, the Annual Report is not to be deemed filed as part of this report. The additional financial data listed below should be read in conjunction with the financial statements in the Annual Report. Schedules not included with this additional financial data have been omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

REPORTS ON FORM 8-K

     The Company has recently filed the following Form 8-Ks:

          Dated February 16, 1999, to file a press release reporting the Company's agreement to merge with Medical and Technical Research Associates, Inc.

          Dated March 2, 1999, to file a press release reporting the Company's audited consolidated financial results for the year ended December 31, 1998.

ADDITIONAL FINANCIAL DATA

                                                              PAGE
                                                              ----
Applied Analytical Industries, Inc., for years ended
  December 31, 1998, 1997 and 1996:
     Report of Ernst & Young LLP, Independent Auditors......  F-1
     Report of PricewaterhouseCoopers LLP, Independent
      Accountants...........................................  F-2
     Financial Statement Schedule:
       Schedule II -- Valuation and Qualifying Accounts.....  F-3

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


              /s/ FREDERICK D. SANCILIO                Chairman of the Board,           March 31, 1999
-----------------------------------------------------    President and Chief Executive
            Frederick D. Sancilio, Ph.D.                 Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons, or in their behalf by their duly appointed attorney-in-fact, on behalf of the Registrant in the capacities and on the date indicated.

                      Signature                                     Title                    Date
                      ---------                                     -----                    ----

              /s/ FREDERICK D. SANCILIO                Chairman of the Board,           March 31, 1999
-----------------------------------------------------    President, Chief Executive
            Frederick D. Sancilio, Ph.D.                 Officer and Director
                                                         (Principal Executive Officer)

                 /s/ EUGENE T. HALEY                   Executive Vice President         March 31, 1999
-----------------------------------------------------    and Chief Financial Officer
                   Eugene T. Haley

               /s/ GEORGE W. BECKWITH                  Controller (Principal            March 31, 1999
-----------------------------------------------------    Accounting Officer)
                 George W. Beckwith

              /s/ WILLIAM H. UNDERWOOD                 Executive Vice President         March 31, 1999
-----------------------------------------------------    and Director
                William H. Underwood

               /s/ JOSEPH H. GLEBERMAN                 Director                         March 31, 1999
-----------------------------------------------------
                 Joseph H. Gleberman

                  /s/ JOHN M. RYAN                     Director                         March 31, 1999
-----------------------------------------------------
                    John M. Ryan

                 /s/ JAMES L. WATERS                   Director                         March 31, 1999
-----------------------------------------------------
                   James L. Waters

                 /s/ JAMES G. MARTIN                   Director                         March 31, 1999
-----------------------------------------------------
               James G. Martin, Ph.D.

                                                                      EXHIBIT 13

                            SELECTED FINANCIAL DATA

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1998       1997       1996       1995       1994
                                              --------   --------   --------   --------   --------
                                                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
STATEMENT OF INCOME DATA:
Net sales...................................  $ 80,380   $ 65,401   $ 42,162   $ 34,639   $ 32,882
Cost of sales...............................    39,962     33,378     17,621     14,259     14,533
Selling.....................................     8,618      8,362      6,357      4,913      4,390
General and administrative..................    17,536     15,207      8,908      8,171      8,485
Research and development....................     6,131      7,791      4,216      3,326      2,394
Unusual item (1)............................        --         --      6,600         --         --
Other income (expense), net.................       437      1,373        494     (1,130)      (440)
                                              --------   --------   --------   --------   --------
Income (loss) before income taxes...........     8,570      2,036     (1,046)     2,840      2,640
Provision for income taxes (2)..............     2,869        781      2,102         39         --
Equity income (loss)........................        --         --         --        444       (444)
                                              --------   --------   --------   --------   --------
          Net income (loss).................  $  5,701   $  1,255   $ (3,148)  $  3,245   $  2,196
                                              ========   ========   ========   ========   ========
Basic earnings (loss) per share.............  $   0.35   $   0.08   $  (0.26)  $   0.31   $   0.21
                                              ========   ========   ========   ========   ========
Weighted average shares outstanding.........  $ 16,322   $ 16,290   $ 12,039   $ 10,348   $ 10,317
                                              ========   ========   ========   ========   ========
Diluted earnings (loss) per share...........  $   0.35   $   0.08   $  (0.26)  $   0.30         --
                                              ========   ========   ========   ========   ========
Weighted average shares outstanding.........  $ 16,417   $ 16,459   $ 12,039   $ 10,667         --
                                              ========   ========   ========   ========   ========
PRO FORMA DATA (UNAUDITED) (2):
  Net income, as reported...................                                   $  3,245   $  2,196
  Pro forma income taxes....................                                      1,129      1,118
                                              --------   --------   --------   --------   --------
  Pro forma net income......................                                   $  2,116   $  1,078
                                              ========   ========   ========   ========   ========
  Pro forma earnings per share..............                                   $   0.20   $   0.10
                                              ========   ========   ========   ========   ========
  Weighted average shares outstanding.......                                   $ 10,667   $ 10,317
                                              ========   ========   ========   ========   ========
BALANCE SHEET DATA, AT PERIOD END:
Working capital.............................  $ 24,013   $ 32,637   $ 35,755   $ 12,374   $ (1,181)
Property and equipment, net.................    37,600     25,326     19,216     10,904     10,782
Total assets................................   109,257    100,449    104,478     39,156     22,402
Long-term debt..............................     6,306      6,578      6,671      6,578      2,738
Total stockholders' equity (3)..............    72,950     66,076     63,995     21,990      5,856

---------------

(1) In connection with the acquisition of L.A.B., the Company recognized an unusual item representing the write-off of certain in-process research and development costs with an appraised value of approximately $6.6 million as of December 31, 1996.
(2) Pro forma information is presented prior to 1996 to reflect pro forma provisions for income taxes for the periods prior to November 17,1995, when the Company was treated as an S corporation for income tax purposes.
(3) The Company completed an initial public offering of its common stock in September 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is engaged in the business of performing contract development and support services for large and small pharmaceutical companies around the world and the development of new technologies to improve drug performance. In implementing this strategy, the Company earns revenue through fee-for-service contracts with customers and by licensing and selling internally developed formulas and products.

     The fee-for service business consists of two main groups, an analytical and a clinical group. The analytical group performs laboratory analysis of various chemical compounds and small scale manufacturing of chemical compounds used for further testing, or in some cases, for sale to the public. The services performed by the analytical group include chemical analysis, chemical synthesis, drug formulation, clinical supply and niche manufacturing, bio-analytical studies, and regulatory and compliance consulting. All of these services involve either laboratory work or consulting services. The clinical group performs testing of new drugs for customers under controlled conditions as part of the customers' process in gaining approval for the drug. All of the clinical services involve contact with patients and monitoring clinical studies performed in hospitals and clinics.

     Both the analytical and clinical groups receive requests for services from a customer, often on a competitive basis. An estimate of costs to perform the service is delivered to the customer based on the expected resources and materials required to complete the project. The projects vary in length, some lasting less than one month and others lasting several years, however, most projects may be cancelled by the customer with 30 days notice.

     The product development business utilizes the resources and operating capacity of the analytical and clinical groups to study and develop new technologies that improve existing drugs. The Company licenses the developed technologies and formulas to customers usually before the development is complete. In general, the Company is partially paid for its efforts and innovations at predefined events, defined as milestones, which are intended to help cover the costs of development. The milestone payments are not refundable. In most cases, the Company also receives royalties on the eventual sales of the approved product. The Company bears the risk that some of the development projects may not be approved or that the eventual sales of the product may not meet expectations. These development projects generally last several years.

     On December 31, 1996, the Company acquired L.A.B. Gesellschaft fur pharmakologische Untersuchungen mbH & Co. ("L.A.B."), which is now named AAI Deutschland, GmbH & Co. KG. The operations include analytical and clinical operations located in Germany, clinical operations in France and the Netherlands, and a sales office in England. The acquisition significantly expanded the Company's bio-analytical capabilities and allowed the Company to offer multi-center clinical testing services. Analytical and clinical work conducted in Europe is generally interchangeable with work performed in the United States for purposes of seeking U.S. regulatory approval. Thus, the acquisition of L.A.B. provided the Company with significant additional capacity for analytical and clinical services to its global client base.

     On September 14, 1998, the Company acquired Kansas City Analytical Services, Inc. ("KCAS"). KCAS provides bioanalytical services and has significantly increased the bioanalytical capacity and expertise of the Company. Prior to the acquisition of KCAS, the Company's primary bioanalytical operations were located in Neu-Ulm, Germany.

     On March 16, 1999, the Company merged with Medical and Technical Research Associates, Inc. ("MTRA") in a pooling-of-interests transaction for approximately 1.3 million shares of stock, including conversion of MTRA stock options. The addition of MTRA will bring a U.S. based clinical phase II-IV operation to the Company and significantly increase the Company's clinical presence and ability to compete for clinical projects.

     This Annual Report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in those forward-looking statements. Factors that might cause such differences include, but are not limited to, internal Company factors such as the management of growth and acquisition risks and dependence on key personnel. The factors that are outside the Company's control include government regulation, the level of outsourcing in the pharmaceutical and biotechnology industries and the dependence on third party marketing and distribution of internally developed drugs.

RESULTS OF OPERATIONS

  1998 Compared to 1997

     Net sales increased by 23% in 1998 compared to 1997. The increase was due in part to the acquisition of KCAS, without which the sales increase would have been 19%. Fee-for-service sales increased 19% while product development revenues increased 26% in 1998 over 1997.

       Gross margins in the fee-for-service business increased to 46% from 44% partly due to the inclusion of KCAS in 1998. Without KCAS, 1998 margins would have been 45%.

     Selling expenses increased by 1% but decreased as a percentage of sales from 13% to 11% in 1998 from 1997 levels. General and administrative expenses increased by 15% in 1998, but decreased as a percentage of fee for service revenues to 22% in 1998 from 23% in 1997. The increase was due mainly to increases in staff costs which support the higher volumes and revenues. Both selling and general and administrative expenses decreased as a percentage of fee-for-service revenues in 1998 from 1997 levels. Management believes that while dollar levels of selling and administrative spending will increase, the level of spending as a percentage of revenues will continue to decline in future years.

     Research and development expenses decreased by 21% in 1998 from 1997 levels. Overall research spending as a percent of net sales also decreased from 12% in 1997 to 8% in 1998. The decrease was due partially to the stage of development of the internal products. In addition, this decrease was partially due to the Company internally performing various research activities which had previously been sent to outside parties. The Company was able to perform these research activities internally as a result of its acquisitions of L.A.B., KCAS and through internal expansion. Management believes that performing high cost research activities with internal resources (which will be further enhanced with the addition of MTRA) will continue to provide a lower level of research expenses as a percentage of net sales than had been experienced in prior years.

  1997 Compared to 1996

     Net sales increased by 55% in 1997 compared to 1996. The increase in net sales was primarily attributable to the inclusion of L.A.B. net sales in 1997. The fee-for-service sales increased by 47% in 1997 compared to 1996 and product development revenues increased by nearly 300% in 1997 compared to 1996.

     Gross margins in the fee-for-service business declined to 44% in 1997 compared to 57% in 1996. This decrease is primarily attributable to the inclusion of L.A.B. in 1997 with lower operating margins than the historical levels attained by AAI. Margins were also impacted by increases in professional staffing in 1997 to meet increased client demand.

     Selling expense increased 32%, in 1997 compared to 1996, primarily as a result of the inclusion of L.A.B. in 1997. Selling expense as a percent of net sales declined to 13% in 1997 compared to 15% in 1996. General and administrative expense increased 71% in 1997 compared to 1996, primarily as a result of the inclusion of L.A.B. in 1997. General and administrative expense as a percentage of net sales increased to 23% in 1997 from 21% in 1996. The Company experienced a higher level of general corporate type expenses in 1997 as a result of being a public company. Management believes these general corporate type items should not increase significantly as a percent of net sales in future years.

     Research and development expense increased 85% in 1997 compared to 1996. Research and development expense represented 12% of net sales in 1997 compared to 10% of net sales in 1996. The increase in research and development expense reflects the Company's decision to allocate an increasing proportion of its development capabilities to internal product development to accelerate certain drug development activities. The Company anticipates that research and development expense will continue to increase over the next several years, consistent with its business strategy of investing approximately 10% of net sales.

     The Company terminated certain business combination discussions during the third quarter of 1997. In relation to these discussions, the Company recognized a net credit of $400,000 in other income, representing a $1 million payment made to its L.A.B. subsidiary and approximately $600,000 of expenses incurred by AAI.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its business through cash flows from operations, borrowings and the sale of equity. In 1998, $1.4 million of cash was generated from operations. Cash was used in 1998 as follows: $4.0 million to acquire KCAS; $14.1 million to purchase capital assets; and a $6.8 million increase in non-cash working capital. The major capital assets purchased in 1998 include a clinical supply manufacturing and distribution facility in Wilmington, North Carolina, and the opening of an analytical facility in New Brunswick, New Jersey.

     In 1997, $13.0 million of cash was used by operations predominately to increase non-cash working capital and $4.4 million was received through additional borrowings. Cash was used to purchase capital assets in the amount of $10.9 million.

     In 1996, $45.0 million of cash was provided through the sale of equity and $2.4 million was generated from operations. $7.6 million of cash was used in 1996 to purchase capital assets.

     Capital assets purchased were for new equipment and facility improvements to increase capacity and productivity. The Company anticipates capital expenditures in 1999 to be at or below the 1998 level.

     Working capital was $24.0 million at December 31, 1998 and $32.6 million at December 31, 1997. The Company has a $20 million credit facility available to supplement its liquidity needs. The Company expects to continue expanding its operations through internal growth and strategic acquisitions. The Company expects such activities will be funded from existing cash and cash equivalents, cash flow from operations and borrowings under its credit facility. The Company believes that such sources of cash will be sufficient to fund operations for the current and foreseeable future and to pay existing debt as it becomes due and other capital obligations. The Company is constantly evaluating acquisition or other growth opportunities. At some point in the future there may be opportunities that require additional external financing, and the Company may from time to time seek to obtain funds from the public or private issuance of equity or debt securities. There can be no assurances that such financing will be available on terms acceptable to the Company.

YEAR 2000 DISCLOSURE

     The Company has commenced efforts to assess and where required, remediate, issues associated with Year 2000 (Y2K) issues. Generally defined, Y2K issues arise from computer programs which use only two digits to refer to the year and which may experience problems when the two digits become "00" in the year 2000. In addition, imbedded hardware microprocessors may contain time and two-digit year fields in executing their functions. Much literature has been devoted to the possible effects such programs may experience in the Year 2000, although significant uncertainty exists as to the scope and effect the Y2K issues will have on industry and the Company.

     The Company has recognized the need to address the Y2K issue in a comprehensive and systematic manner and has taken steps to assess the possible Y2K impact on the Company. Although the Company has not completed a 100% assessment of all its information technology ("IT") and non-IT systems for Y2K issues, the Company has completed its assessment of all mission-critical systems. All mission-critical systems and most of the major applications and hardware have been assessed to determine the Y2K impact and a plan is in place for timely resolution of potential issues by the end of September 1999. In addition, the Company is asking all of its significant vendors and clients for an assessment of the impact of Y2K on their operations.

     In 1996, the Company developed a strategic plan to identify the IT systems needed to accomplish the Company's overall growth plans. As part of this process, potential Y2K issues were considered and addressed through an enterprise resource planning process. The Company's Board of Directors authorized approximately $3 million of initial spending to implement portions of this strategic plan.

     In 1997, the Company established an internal multi-discipline task force to specifically address Y2K issues. The task force has inventoried IT and non-IT systems and made assessments as to Y2K compliance. In those instances where a system would be replaced or eliminated through the implementation of our strategic plan before being impacted by Y2K issues, no further action was deemed necessary. All mission-critical systems not being addressed in the strategic plan have been further assessed and protocols have been developed to test compliance. This testing is ongoing. As issues are identified they are remedied as soon as possible. In addition, as upgrades are made to the Company's proprietary software, Company employees are revising the computer code to ensure Y2K compliance. All Company purchase orders for new equipment and systems contain representations regarding Y2K compliance. Based on our current information, the non-IT systems used by the Company are not expected to cause significant problems or expense to the Company. While AAI relies heavily on its technical equipment, much of the equipment can be upgraded to Y2K compliant versions. Items that are not mission-critical can continue to be operated if they are not linked to other systems.

     The Company has communicated with our major customers and suppliers and is not aware of any such business associates that will cause a material third-party risk to the Company. While management does not believe this issue will materially affect its products, services or competitive condition, it has not fully completed its assessment and remediation process at this time.

     The cost of bringing the Company in full compliance should not result in a material increase in the recent levels of capital spending or any material one-time expenses. The Company has not been tracking the direct cost of solving potential Y2K issues. Since 1996, the Company has spent approximately $3.7 million for all IT items. It is not reasonably possible to determine what portion of such spending was directly related to correcting Y2K issues. This amount includes spending on replacing systems, as well as upgrading existing systems. The future spending on IT items is expected to be approximately $2 million per year. Again, the Company has not segregated the direct costs associated with Y2K issues in its IT capital spending plans.

     The failure of either the Company, its vendors or clients to correct the systems affected by Y2K issues could result in a disruption or interruption of business operations. The Company uses computer programs and systems in its operations to collect, assimilate and analyze data. Failure of such programs and systems could affect the Company's ability to perform contracts to test, develop, or manufacture pharmaceutical and biotechnology products or perform clinical trials, thereby causing delays in the development and commercialization of pharmaceutical and biotechnology products. Similarly, failure of vendor-provided products and services could result in delay of the Company's internal development efforts. Although the Company does not believe that any of the foregoing worst-case scenarios will occur, there can be no assurance that unexpected Y2K problems of either the Company, its vendors or clients will not have a material adverse effect on the Company.

     While it is difficult to classify the Company's state of readiness, management believes that the Company's internal plans should have the Company ready by the end of 1999 to avoid any material Y2K issues. We are in the process of completing the assessment, testing systems and developing contingency plans. Management is in frequent communication with the task force and has made and will continue to make reports to the Company's Board of Directors.

INFLATION

     The Company believes the effects of inflation generally do not have a material adverse effect on its results of operations or financial condition.

EURO CONVERSION

     On January 1, 1999, the European Community began denominating significant financial transactions in a new monetary unit, the Euro. The Euro is intended to replace the traditional currencies of the individual EU member countries. The Company's operations in Europe are continuing to operate in the traditional currencies and are not converting internal financial systems to the Euro as a functional currency. The Company's significant operations all have multi-currency capable systems and will account for Euro denominated transactions without additional modification or difficulty. The Company is evaluating when to convert its local currency in Europe to the Euro with as little disruption to customer and vendors as possible. The Company does not intend to make such a conversion in 1999.

                       CONSOLIDATED STATEMENTS OF INCOME
                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
Net sales (includes related party net sales of $1,807,
  $5,170 and $10,916).......................................   $80,380     $65,401     $42,162
Operating costs and expenses:
  Cost of sales.............................................    39,962      33,378      17,621
  Selling...................................................     8,618       8,362       6,357
  General and administrative................................    17,536      15,207       8,908
  Research and development..................................     6,131       7,791       4,216
  Unusual item..............................................        --          --       6,600
                                                               -------     -------     -------
                                                                72,247      64,738      43,702
                                                               -------     -------     -------
Income (loss) from operations...............................     8,133         663      (1,540)
Other income (expense):
  Interest, net.............................................       239         608         511
  Other.....................................................       198         765         (17)
                                                               -------     -------     -------
                                                                   437       1,373         494
                                                               =======     =======     =======
Income (loss) before income taxes...........................     8,570       2,036      (1,046)
Provision for income taxes..................................     2,869         781       2,102
                                                               -------     -------     -------
Net income (loss)...........................................   $ 5,701     $ 1,255     $(3,148)
                                                               =======     =======     =======
Basic earnings (loss) per share.............................   $  0.35     $  0.08     $ (0.26)
                                                               =======     =======     =======
Weighted average shares outstanding -- basic................    16,322      16,290      12,039
                                                               =======     =======     =======
Diluted earnings (loss) per share...........................   $  0.35     $  0.08     $ (0.26)
                                                               =======     =======     =======
Weighted average shares outstanding -- diluted..............    16,417      16,459      12,039
                                                               =======     =======     =======

   The accompanying notes are an integral part of these financial statements.

                          CONSOLIDATED BALANCE SHEETS
                        IN THOUSANDS, EXCEPT SHARE DATA

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 10,802   $ 26,219
  Accounts receivable, net..................................    22,130     19,415
  Work-in-progress..........................................    15,570      8,968
  Prepaid and other current assets..........................     5,352      4,481
                                                              --------   --------
          Total current assets..............................    53,854     59,083
                                                              --------   --------
Property and equipment, net.................................    37,600     25,326
Goodwill and other intangibles..............................    15,509     13,747
Other assets................................................     2,294      2,293
                                                              --------   --------
          Total assets......................................  $109,257   $100,449
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and short-term
     debt...................................................  $  6,627   $  5,561
  Accounts payable..........................................     5,494      4,005
  Customer advances.........................................     6,818      7,869
  Accrued wages and benefits................................     4,323      3,561
  Other accrued liabilities.................................     6,579      5,450
                                                              --------   --------
          Total current liabilities.........................    29,841     26,446
                                                              --------   --------
Long-term debt..............................................     6,306      6,578
Other liabilities...........................................       160      1,349
Commitments and contingencies Stockholders' equity:
  Preferred stock...........................................        --         --
  Common stock, $.001 par value; 100 million shares
     authorized, 16,390,511 outstanding -- 1998; 16,295,271
     outstanding -- 1997....................................        16         16
Paid-in capital.............................................    68,687     67,550
Retained earnings (deficit).................................     4,365     (1,336)
Accumulated other comprehensive income (losses).............       (53)        (5)
Stock subscriptions receivable..............................       (65)      (149)
                                                              --------   --------
          Total stockholders' equity........................    72,950     66,076
                                                              --------   --------
          Total liabilities and stockholders' equity........  $109,257   $100,449
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  IN THOUSANDS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $  5,701    $  1,255    $ (3,148)
  Adjustments to reconcile to net cash (used) provided by
     operating activities:
     Depreciation and amortization..........................     4,958       5,116       2,062
     Deferred income taxes..................................       752        (510)         25
     Unusual item...........................................        --          --       6,600
     Other..................................................      (487)        251         110
     Changes in assets and liabilities:
       Trade and other receivables..........................    (1,453)     (9,610)     (1,073)
       Work-in-progress.....................................    (5,838)        200        (969)
       Prepaid and other assets, net........................      (538)     (2,225)       (494)
       Accounts payable.....................................     1,067      (4,090)        245
       Customer advances....................................    (1,680)        540        (943)
       Other accrued liabilities............................    (1,049)     (3,921)        (48)
                                                              --------    --------    --------
          Net cash provided (used) by operating
            activities......................................     1,433     (12,994)      2,367
                                                              --------    --------    --------
Cash flows from investing activities:
  Purchase of property and equipment........................   (14,147)    (10,929)     (7,609)
  Acquisition of L.A.B., net of cash acquired...............        --          --      (2,206)
  Acquisition of KCAS, net of cash acquired.................    (4,008)         --          --
  Short-term investment.....................................        --       3,961      (3,961)
  Other.....................................................       (34)       (376)         31
                                                              --------    --------    --------
          Net cash used by investing activities.............   (18,189)     (7,344)    (13,745)
                                                              --------    --------    --------
Cash flows from financing activities:
  Net proceeds (payments) short-term debt...................       773       3,269      (2,656)
  Proceeds from long-term borrowings........................        --       1,128          --
  Payments on long-term borrowings..........................      (617)       (633)       (565)
  Issuance of common stock..................................     1,080         600      44,794
  Dividends.................................................        --          --      (1,051)
                                                              --------    --------    --------
          Net cash provided by financing activities.........     1,236       4,364      40,522
                                                              --------    --------    --------
Net (decrease) increase in cash and cash equivalents........   (15,520)    (15,974)     29,144
Effect of exchange rate changes on cash.....................       103         (32)         --
Cash and cash equivalents, beginning of period..............    26,219      42,225      13,081
                                                              --------    --------    --------
          Cash and cash equivalents, end of period..........  $ 10,802    $ 26,219    $ 42,225
                                                              ========    ========    ========
Supplemental information, cash paid for:
  Interest..................................................  $    887    $    870    $    402
  Income taxes..............................................  $  1,977    $  1,378    $  1,945

   The accompanying notes are an integral part of these financial statements.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     IN THOUSANDS, EXCEPT PER SHARE AMOUNT

                                                                              ACCUMULATED      RETAINED
                            COMMON STOCK      CLASS B STOCK                      OTHER         EARNINGS
                           ---------------   ----------------    PAID-IN     COMPREHENSIVE   (ACCUMULATED
                           SHARES   AMOUNT   SHARES    AMOUNT   CAPITAL(1)      INCOME         DEFICIT)      TOTAL
                           ------   ------   -------   ------   ----------   -------------   ------------   -------
Balance, December 31,
  1995...................     447   $ 150      9,993   $ 171     $21,510         $ --          $   308      $22,139
                           ------   -----    -------   -----     -------         ----          -------      -------
Dividend adjustment......      --      --         --      --          --           --              249          249
Stock award..............      --      --        105     490        (490)          --               --           --
Establish common stock
  par value of $0.001 per
  share..................      --    (150)        --    (651)        801           --               --           --
Sale of common stock.....   3,105       3         --      --      44,788           --               --       44,791
Conversion to common
  stock:.................                                                          --
Preferred stock (883
  shares)................   2,636       3         --      --          --           --               --            3
Class B common stock.....  10,098      10    (10,098)    (10)         --           --               --           --
Stock options
  exercised..............      --      --         --      --           3           --               --            3
Deferred compensation
  earned.................      --      --         --      --         110           --               --          110
Net loss.................      --      --         --      --          --           --           (3,148)      (3,148)
                           ------   -----    -------   -----     -------         ----          -------      -------
Balance, December 31,
  1996...................  16,286      16         --      --      66,722           --           (2,591)      64,147
                           ------   -----    -------   -----     -------         ----          -------      -------
Stock options
  exercised..............      10      --         --      --          75           --               --           75
Stock option tax
  benefits...............      --      --         --      --         525           --               --          525
Stock award
  forfeitures............      (1)     --         --      --          --           --               --           --
Deferred compensation
  earned.................      --      --         --      --         228           --               --          228
Currency translation
  adjustment.............      --      --         --      --          --           (5)              --           (5)
Net income...............      --      --         --      --          --           --            1,255        1,255
                                                                                                            -------
Total comprehensive
  income.................                                                                                     1,250
                           ------   -----    -------   -----     -------         ----          -------      -------
Balance, December 31,
  1997...................  16,295      16         --      --      67,550           (5)          (1,336)      66,225
                           ------   -----    -------   -----     -------         ----          -------      -------
Stock issued in
  acquisition of KCAS....      27      --         --      --         291           --               --          291
Stock options
  exercised..............      69      --         --      --         602           --               --          602
Stock option tax
  benefits...............      --      --         --      --          99           --               --           99
Stock award
  forfeitures............      --      --         --      --          (6)          --               --           (6)
Deferred compensation
  earned.................      --      --         --      --         151           --               --          151
Currency translation
  adjustment.............      --      --         --      --          --          (48)              --          (48)
Net income...............      --      --         --      --          --           --            5,701        5,701
                                                                                                            -------
Total comprehensive
  income.................                                                                                     5,653
                           ------   -----    -------   -----     -------         ----          -------      -------
Balance, December 31,
  1998...................  16,391   $  16         --   $  --     $68,687         $(53)         $ 4,365      $73,015
                           ======   =====    =======   =====     =======         ====          =======      =======

   The accompanying notes are an integral part of these financial statements.

                      APPLIED ANALYTICAL INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The Company is a multinational provider of contract research services with its principal offices in the United States and Germany. The majority of revenues are earned in the fee-for-service business as explained in Note 10, and a portion of the Company's resources are devoted to research and development of new products. Major customers are large and small pharmaceutical companies.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Applied Analytical Industries, Inc. (the "Company" or "AAI") and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated. The Company has ownership of approximately 40%, on a fully diluted basis, of Endeavor Pharmaceuticals Inc. ("Endeavor") which is accounted for under the equity method.

REVENUE RECOGNITION

     Revenues from fee-for-service contracts are recognized generally on a percentage-of-completion basis as the work is performed. Licensing revenues are recognized generally on a percentage-of-completion basis for interim contract milestones. Contract milestones based on product approval are recognized when the applicable product is approved. Royalty revenues are recognized as earned in accordance with contract terms. Work-in-progress represents revenues recognized prior to contract billing terms. Provisions for losses on contracts, if any, are recognized when identified.

INCOME TAXES

     Income taxes have been provided using the liability method in accordance with Financial Accounting Standards Board ("FASB") Statement No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

EARNINGS PER SHARE

     Basic earnings per share are based on the weighted average number of common shares outstanding during the year. The weighted average number of common shares outstanding was approximately 16,322,000, 16,290,000 and 12,039,000 in 1998,
1997 and 1996, respectively. Diluted earnings per share were computed assuming that the weighted average number of shares was increased by the conversion of stock options issued to employees and members of the Company's Board of Directors. The diluted per share amounts reflect a change in the number of shares outstanding (the "denominator") to include the options as if they were converted to shares and issued. In each year presented, the net income (the "numerator") is the same for both basic and diluted per share computations. The following table provides a reconciliation of the denominators for

                      APPLIED ANALYTICAL INDUSTRIES, INC.

the basic and diluted earnings per share computations for each of the years ended December 31 (In thousands):

                                                               1998     1997     1996
                                                              ------   ------   ------
Basic Earnings per Share:
  Weighted average number of shares.........................  16,322   16,290   12,039
Effect of Dilutive Securities:
  Employee and Director stock options.......................      95      169       --
                                                              ------   ------   ------
Diluted Earnings per Share:
  Adjusted weighted average number of shares and assumed
     conversions............................................  16,417   16,459   12,039
                                                              ======   ======   ======

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash pledged as security has been included in cash as described in Note 4.

ACCOUNTS RECEIVABLE

     Unbilled accounts receivable represent specific invoices that, in keeping with certain client billing arrangements, are mailed to clients approximately 15 days after the month during which the work was completed.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the assets. Depreciable lives are 31.5 years for buildings and improvements and 3 to 15 years for equipment. Leasehold improvements are amortized over the lesser of the asset life or the lease term. Depreciation expense was approximately $4.2 million, $4.4 million and $2.0 million for the years ending December 31, 1998, 1997 and 1996, respectively.

GOODWILL, INTANGIBLES AND OTHER ASSETS

     Goodwill, the excess of the purchase price over the fair value of the net assets of acquired companies, is amortized over 20 years. At December 31, 1998 and 1997, the amounts for accumulated amortization of goodwill were approximately $806,000 and $694,000 respectively. Other identifiable intangible assets are amortized, if applicable, on a straight-line basis over their estimated useful lives, which range from 3 to 17 years. At December 31, 1998 and 1997, the amounts of accumulated amortization of other intangibles were approximately $446,000 and $228,000 respectively.

     The Company has an investment in non-voting, mandatorily redeemable preferred stock of a related party, which is carried at original cost in other assets.

     The carrying values of goodwill, intangibles and other assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. Any impairment in the carrying value of such assets is recorded when identified.

FOREIGN CURRENCY TRANSLATION

     The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52 "Foreign Currency Translation". All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated

                      APPLIED ANALYTICAL INDUSTRIES, INC.

using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates from year to year have been reported in other comprehensive income. The effect on the statements of income of transaction gains and losses is insignificant for all years presented.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     During 1998, the FASB issued Statement No. 130 "Reporting Comprehensive Income". The statement requires the Company to provide disclosure of all changes in equity resulting from recognized transactions of the period other than transactions with owners. The FASB also issued Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information". This statement requires that the Company disclose certain information about its major business lines, as well as certain geographic information. The Company has adopted both statements.

     In June 1998, the FASB issued Statement No. 133 "Accounting for Derivative and Hedging Activities" which is required to be adopted in years beginning after June 15, 1999. Because of the Company's minimal use of derivatives, if any, management does not anticipate that the adoption of this statement will have a material impact on net earnings or the financial position of the Company.

STOCK BASED COMPENSATION

     The Company grants stock options to certain employees with an exercise price equal to the fair market value at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". Because the exercise price of the stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, the preferred stock investment, current liabilities and long-term debt approximate fair value. It is not practicable to estimate the fair value of the Company's equity investments, which is recorded at zero, as no readily determinable market exists for investments in such entities.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from such estimates and changes in such estimates may affect amounts reported in future periods.

2.  ACQUISITIONS AND UNUSUAL ITEM

KANSAS CITY ANALYTICAL SERVICES, INC.

     On September 14, 1998, the Company acquired all of the outstanding equity of Kansas City Analytical Services, Inc. (KCAS), a bioanalytical and pharmaceutical analysis laboratory located near Kansas City, Kansas. The acquisition has been accounted for using the purchase method of accounting. The aggregate purchase price was approximately $5.5 million, consisting of cash ($5.2 million) and the issuance of 26,642 shares of common stock. The excess of the purchase price over the fair value of the assets acquired was $1.5 million and has been recorded as goodwill which is being amortized on a straight line basis over 20 years. Accordingly, the results of KCAS's operations have been included in the Company's consolidated results from the date of acquisition.

                      APPLIED ANALYTICAL INDUSTRIES, INC.

L.A.B. GESELLSCHAFT FUR PHARMAKOLOGISCHE UNTERSUCHUNGEN MBH & CO.

     On December 31, 1996, the Company acquired all the outstanding equity in L.A.B. Gesellschaft fur pharmakologische Untersuchungen mbH & Co. (L.A.B.), a European contract research and development organization head-quartered in Neu-Ulm, Germany with operational units in Neu-Ulm and Munich, Germany as well as in France, Netherlands and England.

     The aggregate purchase price for L.A.B. was approximately $20.5 million, which included payments to former equity holders, L.A.B. debt and negative working capital. The acquisition has been accounted for using the purchase method of accounting. The consolidated financial statements reflect the allocation of the purchase price to the fair value of the assets acquired, including original goodwill of approximately $12.8 million which is being amortized on a straight-line basis over 20 years. Goodwill was adjusted during 1997 by approximately $2.0 million to reflect resolution of certain pre-acquisition contingencies. The results of operations for L.A.B. are included in the consolidated financial statements of AAI in 1997 and 1998.

     In connection with the acquisition of L.A.B., the Company recognized an unusual item representing the write-off of certain in-process research and development costs with an appraised value of approximately $6.6 million as of December 31, 1996.

     The following table reflects the unaudited pro forma combined results of operations of AAI, L.A.B. and KCAS as if the acquisitions had occurred on January 1, 1996. Such pro forma information is presented for informational purposes only and is not necessarily indicative of the consolidated results that would have been achieved had the acquisition been consummated as of that time.

                                                                 YEAR ENDED DECEMBER,
                                                            ------------------------------
                                                              1998       1997       1996
                                                            --------   --------   --------
                                                            IN THOUSANDS, EXCEPT PER SHARE
                                                                 AMOUNTS (UNAUDITED)
Net sales.................................................  $85,363    $71,204    $67,557
Net income (loss).........................................    6,075      1,288     (7,710)
Diluted earnings (loss) per share.........................      .37        .08       (.64)

3.  INCOME TAXES

     The following table presents the components for the provision for income taxes.

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1998     1997     1996
                                                              ------   ------   -------
                                                                    IN THOUSANDS
Income (loss) before income taxes:
  United States.............................................  $8,368   $2,165   $ 5,554
  Non-U.S...................................................     202     (129)   (6,600)
                                                              ------   ------   -------
          Net income before taxes...........................  $8,570   $2,036   $(1,046)
                                                              ======   ======   =======
Provision for income taxes:
  Current:
     Federal................................................  $1,972   $1,228   $ 1,709
     Non-U.S................................................      31       63        --
     State..................................................     135       --       368
                                                              ------   ------   -------
          Total current taxes...............................  $2,138   $1,291   $ 2,077
                                                              ------   ------   -------

                      APPLIED ANALYTICAL INDUSTRIES, INC.

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1998     1997     1996
                                                              ------   ------   -------
                                                                    IN THOUSANDS
  Deferred:
     Federal................................................  $  627   $ (365)  $    18
     Non-U.S................................................      --       --        --
     State..................................................     104     (145)        7
                                                              ------   ------   -------
          Total deferred taxes..............................  $  731   $ (510)  $    25
                                                              ======   ======   =======
          Total income taxes................................  $2,869   $  781   $ 2,102
                                                              ======   ======   =======

     The following table presents the reconciliation of the provision for income taxes to the amount computed by applying the U.S. federal statutory income tax rate.

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1998     1997     1996
                                                              ------   ------   -------
                                                                    IN THOUSANDS
Income (loss) before income taxes...........................  $8,570   $2,036   $(1,046)
                                                              ------   ------   -------
Tax expense (benefit) using statutory U.S. income tax rate
  of 34%....................................................   2,914      692      (356)
State income taxes, net.....................................     194      (96)      247
Permanent items, net........................................     198      286        35
Research and Development credits............................    (400)    (411)     (173)
Non-U.S. operations, net....................................     (37)     107        --
Write-off of in-process R&D.................................      --       --     2,244
Other, net..................................................      --      203       105
                                                              ------   ------   -------
          Provision for income taxes........................  $2,869   $  781   $ 2,102
                                                              ======   ======   =======

     Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred taxes are included in prepaids and other current assets and other accrued liabilities. The following table presents the deferred tax assets and deferred tax liability.

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
                                                                IN THOUSANDS
Deferred tax assets, resulting from:
  Accrued liabilities.......................................  $    84   $   272
  Accounts receivable.......................................      299       483
  Write-off of in-process R&D...............................    2,740     2,826
  Non-U.S. net operating losses.............................    1,918     1,745
  Tax credits...............................................       --       226
  Other items...............................................      345       139
Deferred tax liability, resulting from:
  Property and equipment....................................     (957)     (619)
Valuation allowances on tax assets..........................   (4,658)   (4,571)
                                                              -------   -------
          Net deferred tax assets (liability)...............  $  (229)  $   501
                                                              =======   =======

     Valuation allowances have been provided for certain assets resulting from the L.A.B. acquisition since realization of such assets cannot be predicted with reasonable certainty at this time.

                      APPLIED ANALYTICAL INDUSTRIES, INC.

4.  DEBT AND CREDIT LINE

     The following table presents the components of current maturities of long-term debt and short-term debt.

                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
                                                               IN THOUSANDS
Industrial revenue bonds....................................  $  900   $1,125
Bank debt...................................................   5,117    3,778
Current maturities of long-term debt........................     610      658
                                                              ------   ------
          Total short-term debt and current maturities of
            long-term debt..................................  $6,627   $5,561
                                                              ======   ======

     The following table presents the components of long-term debt.

                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
                                                               IN THOUSANDS
Bank term loans.............................................  $6,916   $7,180
Other.......................................................      --       56
                                                              ------   ------
          Total long-term debt..............................  $6,916   $7,236
                                                              ======   ======
Less current maturities of long-term debt...................  $ (610)  $ (658)
                                                              ------   ------
          Total long-term debt due after one year...........  $6,306   $6,578
                                                              ======   ======

     The industrial revenue bonds were secured to finance the acquisition and construction of facilities in North Carolina. They have a variable interest rate, which is adjusted annually with a maximum allowable rate of 15%. The rates at December 31, 1998 and 1997 were 4.15% and 4.35%, respectively. The bonds are payable in monthly installments of $25,000, plus interest, through November 2000, and are redeemable at the option of the bondholders. The Company has entered into an agreement with a bank to pay any bonds redeemed under a stand-by letter of credit covering the outstanding principal of the bonds. The Company also has a bond re-marketing agreement with such bank to re-market any bonds presented for early redemption, on a best efforts basis. These bonds have been classified as short-term debt because of the early redemption feature.

     The bank term loans include approximately $2.1 million and $2.7 million with a U.S. bank as of December 31, 1998 and 1997 respectively. The loans have variable interest rates based on the 30-day LIBOR rate plus a margin based on the Company's debt to equity ratio. The loans are payable in monthly installments including interest. The average interest rate on these loans was 6.9% and 7.2% for 1998 and 1997, respectively. The bank term loans also include approximately 8 million Deutsche marks, as of December 31, 1998 and 1997. This amount represents a subsidiary's note payable to a German bank, which is due in March 2000 with interest payable quarterly at 4.85%. AAI has issued a stand-by letter of credit to this bank to cover borrowings outstanding. Approximately $6.8 million of cash is held in certificates of deposit, pledged as security for the letter of credit.

     In 1996, the Company entered into a revolving credit agreement with a U.S. bank which, as amended, expires in May 1999. The agreement provides for borrowings of up to $20 million at variable interest rates, adjusted quarterly. The rates are be based on the 30-day LIBOR rate and can be reduced or increased depending on certain financial ratios of the Company at the end of each quarter. At the end of the revolving credit period, any outstanding balances under this facility convert to a term loan payable in monthly installments, including interest, through the year 2004. The agreement requires the payment of a nominal commitment fee based on the unused portion of the line of credit. There were no amounts outstanding under this agreement at December 31, 1998 or 1997.

                      APPLIED ANALYTICAL INDUSTRIES, INC.

     Under the terms of the revolving credit facility and the stand-by letter of credit agreement, the Company is required to comply with various covenants including, but not limited to, those pertaining to maintenance of certain financial ratios, and incurring additional indebtedness. The Company was in compliance with these covenants at December 31, 1998.

     Scheduled maturities of long-term debt as of December 31, 1998 are $610,000 -- 1999; $5,405,000 -- 2000; $458,000 -- 2001; and $443,000 -- 2002.

5.  STOCKHOLDERS' EQUITY

     The authorized capital stock of the Company at December 31, 1998 and 1997 was 100 million shares of voting common stock, $0.001 par value per share, and 5 million shares of preferred stock, $0.001 par value per share. The preferred stock is issuable in one or more series by the Company's Board of Directors without further stockholder approval. No preferred stock was outstanding at December 31, 1998 or 1997. The Company has reserved 2,057,636 shares of common stock for issuance under stock option plans.

     AAI completed an initial public offering of 3,105,000 shares of common stock, with net proceeds to the Company of approximately $45 million, in September 1996 (the "IPO"). Upon the completion of the IPO the Company's then outstanding Class B common stock, $0.001 par value per share, and Series A convertible preferred stock, $0.001 par value per share ("Series A Preferred"), converted to a single class of common stock. Prior to the IPO, the Board of Directors authorized two stock splits for all common stock resulting in a net increase to shares outstanding of 126.5 to 1. All numbers of common shares and per share amounts in the accompanying financial statements were retroactively adjusted to reflect these stock splits.

STOCK OPTION AND AWARD PLANS

     In 1996, the Board of Directors awarded 104,696 shares of common stock to certain employees and officers of the Company. The fair value at the time of such award is recognized as deferred compensation in paid-in capital and was expensed over a two-year period.

     The Company has three stock option plans, the 1997 Stock Option Plan ("1997 Plan"), the 1996 Stock Option Plan ("1996 Plan") and the 1995 Stock Option Plan ("1995 Plan"). Under the 1995 Plan, the Board of Directors may grant options to purchase up to 242,538 shares of common stock. However, the Company has no obligation to issue the shares upon exercise of such options until it has purchased an equal number of shares from certain existing stockholders. Under the 1997 and 1996 Plans, the Board of Directors may grant options to purchase up to 1,644,000 and 495,627, respectively, newly issued shares of common stock. The plans require that the exercise price of options cannot be less than either 100% (1997 Plan) or 75% (1996 and 1995 Plans) of the estimated fair market value of the Company's shares of common stock on the date of grant.

                      APPLIED ANALYTICAL INDUSTRIES, INC.

     The combined activity from all plans is presented in the following table.

                                                                              WEIGHTED
                                                                              AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                              ---------   ----------------
Outstanding, January 1, 1997................................    442,755        $ 8.35
                                                              ---------        ------
Granted.....................................................    508,100         14.74
Exercised...................................................    (92,023)         8.36
Forfeited...................................................   (176,480)        15.02
                                                              ---------        ------
Outstanding, December 31, 1997..............................    682,352         11.39
                                                              ---------        ------
Exercisable, December 31, 1997..............................    124,413          8.35
                                                              ---------        ------
Granted.....................................................    977,100         13.02
Exercised...................................................    (76,679)         9.02
Forfeited...................................................   (199,245)        11.87
                                                              ---------        ------
Outstanding, December 31, 1998..............................  1,383,528         12.61
                                                              ---------        ------
Exercisable, December 31, 1998..............................    207,242        $10.84

     Information regarding stock options outstanding at December 31, 1998 is summarized in the table below.

                            OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                          -----------------------              ----------------------
                                        WEIGHTED    WEIGHTED                 WEIGHTED
                                         AVERAGE    AVERAGE                  AVERAGE
                            SHARES      REMAINING   EXERCISE     SHARES      EXERCISE
RANGE OF EXERCISE PRICES  OUTSTANDING     LIFE       PRICE     EXERCISABLE    PRICE
------------------------  -----------   ---------   --------   -----------   --------
$ 8.350 - $12.720            346,596      8.38      $10.413      139,920     $ 9.240
$12.813                      770,400      9.34       12.813           --          --
$13.625 - $22.000            266,532      8.69       14.854       67,322      14.159
                           ---------      ----      -------      -------     -------
$ 8.350 - $22.000          1,383,528      8.98       12.605      207,242      10.838

     The weighted average fair value in excess of the exercise price at date of grant for options granted during 1998 and 1997 was $6.87 and $7.84 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life (5 years); interest rate (5.1% -- 1998, 5.9
% -- 1997); volatility factor (55% -- 1998, 54% -- 1997) and dividend yield
(none).

                      APPLIED ANALYTICAL INDUSTRIES, INC.

     The Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans; therefore, compensation expense has not been recognized for all options granted. If compensation cost for the Company's plans had been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income (loss) and diluted earnings (loss) per share would have been changed to the pro forma amounts indicated below.

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                               1998     1997     1996
                                                              ------   ------   -------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
Net income (loss):
  As reported...............................................  $5,701   $1,255   $(3,148)
  Pro forma.................................................   4,577      771    (3,323)
Earnings (loss) per share:
  As reported --
     Basic..................................................    0.35     0.08     (0.26)
     Diluted................................................    0.35     0.08     (0.26)
  Pro forma --
     Basic..................................................    0.28     0.05     (0.28)
     Diluted................................................    0.28     0.05     (0.28)

6.  RELATED PARTY TRANSACTIONS AND MAJOR CUSTOMERS

ENDEAVOR

     In 1994, AAI organized Endeavor with Berlex Laboratories, Inc. and several other investors to fund the development of hormone pharmaceutical products, initially focusing on several generic hormone products already under development by the Company. AAI obtained a 47% equity interest in Endeavor through the contribution of its accumulated product research and development and technical know-how. The other investors contributed cash in exchange for their interests which, for all investors, was in the form of convertible preferred stock. Based on a subsequent cash infusion by a new investor in 1995, the Company's interest in Endeavor was diluted to approximately 40%, on a fully diluted basis.

     The Company's initial investment in Endeavor was recorded at zero. The gain for its share of the cash contributed by the other investors was deferred over the period the proceeds from such equity were expended by Endeavor. Due to a commitment to provide financial support under a line of credit, AAI recognized a liability for its proportionate share of Endeavor's losses, net of amortization of the deferred gain, in 1994 and part of 1995. As a result of the 1995 cash infusion from a third party, the Company was repaid all amounts outstanding under the line of credit and terminated its obligation to provide any further funding under such line of credit. Since AAI had no requirement to provide any additional funding to Endeavor, the previously recorded liability was reversed in 1995.

     This investment has been recorded at zero value since 1995. Endeavor has accumulated losses of approximately $16 million. The Company will not be able to record any income from this investment until Endeavor has earned income in an amount equal to such accumulated losses and becomes profitable.

     The Company had net sales to Endeavor for product development services of approximately $1.6 million, $3.2 million and $6.2 million (15% of AAI net sales) for the years ended December 31, 1998, 1997 and 1996, respectively. These services are provided on terms and conditions management believes are comparable to those afforded unrelated entities. Additionally, AAI had approximately $2.3 million in accounts receivable at December 31, 1997 and approximately $1.6 million and $184,000 in work-in-progress related to Endeavor at December 31, 1998 and 1997, respectively.

                      APPLIED ANALYTICAL INDUSTRIES, INC.

     The Company has agreed, upon the completion of a specified development milestone, to grant Endeavor an option to lease or purchase certain production space, at fair market value, intended for use by AAI in manufacturing Endeavor's products. The facilities subject to this option are currently used by the Company. The Company has also agreed to permit Endeavor, under certain circumstances, the first right to purchase additional proprietary hormone pharmaceutical products developed by AAI.

AESGEN, INC.

     Aesgen, Inc. ("Aesgen") was formally organized with an affiliate of the Mayo Clinic and MOVA Pharmaceutical Corporation and funded in 1995 through the issuance of approximately $11 million of nonconvertible, non-voting, mandatorily redeemable, preferred stock. The Company made a cash investment of $1.6 million in such preferred stock, which is carried at cost, and is included in other non-current assets on the balance sheet. As the Company did not intend to hold an equity interest in Aesgen, it entered into a series of related transactions commencing in 1995 to transfer to a corporation owned by the holders, at that time, of substantially all of the outstanding capital stock of the Company, all of its shares of Aesgen common stock in return for $50,000 (amount paid by AAI for such shares) and such corporation's assumption of an obligation to invest an additional $1.2 million in Aesgen.

     The Company provides product development services to Aesgen at terms and conditions that management believes are similar to those afforded unrelated entities. In 1996, the Company sold to Aesgen marketing rights to a product under development by the Company. Under the agreement, Aesgen paid a license fee and will pay additional royalties upon marketing the product. AAI recognized net sales of approximately $0.2 million, $1.9 million and $4.7 million (11% of AAI net sales) from Aesgen for the years ended December 31, 1998, 1997 and 1996, respectively. AAI also had accounts receivable of approximately $555,000 from Aesgen at December 31, 1997, and work-in-progress of approximately $145,000 and $97,000 at December 31, 1998 and 1997 respectively. AAI has the right, under its development agreement with Aesgen, to provide certain product development and support services to Aesgen with respect to some generic drugs currently being developed by Aesgen, provided that AAI's fees for such services are comparable to those of a competitor. In addition, under such development agreement, the Company has agreed not to develop, for its own account or any other person, a formulation of any of the generic products currently under development for Aesgen and any additional drugs that AAI agrees to develop in the future for Aesgen.

7.  SUPPLEMENTAL BALANCE SHEET INFORMATION

     The following table presents the components of accounts receivable.

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
                                                                IN THOUSANDS
Trade and other:
  Billed....................................................  $18,395   $13,496
  Unbilled..................................................    3,195     3,161
  Related parties...........................................      980     2,867
                                                              -------   -------
Total accounts receivable...................................   22,570    19,524
Allowance for doubtful accounts.............................     (440)     (109)
                                                              -------   -------
          Total accounts receivable, net....................  $22,130   $19,415
                                                              =======   =======

     In February 1997, one of the Company's investments in commercial paper for approximately $4 million was not redeemed because of a cancellation of the writer's credit facility supporting their commercial paper. This company began making payments for principal and interest during 1997. In October 1997, management made the decision to sell a portion of this investment and reserve for a loss on the remaining holdings.

                      APPLIED ANALYTICAL INDUSTRIES, INC.

     The following table presents the components of property and equipment.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                 IN THOUSANDS
Land........................................................  $    990   $    945
Buildings and improvements..................................    14,491     10,882
Machinery and equipment.....................................    42,116     27,295
Construction-in-progress....................................     4,801      1,586
                                                              --------   --------
Total cost of property and equipment........................    62,398     40,708
Less, accumulated depreciation..............................   (24,798)   (15,382)
                                                              --------   --------
          Property and equipment, net.......................  $ 37,600   $ 25,326
                                                              ========   ========

8.  EMPLOYEE BENEFIT PLAN

     The Company provides retirement benefits for all domestic AAI employees with one year of service through a defined contribution plan qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. Participants may elect to contribute a portion of their annual compensation, subject to limitations. The Company makes matching contributions equal to 50% of a participant's contribution up to a certain amount. Additionally, the Company makes profit-sharing contributions at the discretion of the Board of Directors. The Company has expensed $300,000, $219,000 and $557,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

9.  COMMITMENTS AND CONTINGENCIES

     The Company leases land, buildings and equipment under renewable lease agreements classified as operating leases. Rent expense under these agreements for the years ended December 31, 1998, 1997 and 1996 was $2.5 million, $2.8 million, and $1.3 million, respectively. Future minimum rentals due under lease agreements as of December 31, 1998 are $3.2 million -- 1999; $2.9 million -- 2000; $2.5 million -- 2001; $1.8 million -- 2002; $1.8 million -- 2003 and $8.3 million -- thereafter.

     The Company is party to lawsuits and administrative proceedings incidental to the normal course of its business. In connection with the 1995 issuance of the Series A Preferred, two of the Company's stockholders have agreed to indemnify the Company for certain losses, if incurred. Management does not believe that any liabilities related to such lawsuits or proceedings will have a material adverse effect on the Company's financial condition, results of operations or cash flows.

     The Company has entered into an agreement with two banks which allows the Company to lease a facility being built in Wilmington, North Carolina, adjacent to the Company's laboratories. When the facility is complete, the Company will enter into an operating lease for an initial period of 3 years with 2 one year renewal periods. At the end of the initial term, the Company may elect to purchase the facility at fair market value, extend the lease or the property may be sold.

10.  FINANCIAL INFORMATION BY BUSINESS SEGMENT AND GEOGRAPHIC AREA

     The Company operates in two business segments consisting of a fee-for-service business and a product development business. In the fee-for-service business, AAI is an integrated contract research organization ("CRO") to the worldwide pharmaceutical and biotechnology industries. In the product development business, the Company internally develops drugs and technologies with the objective of licensing marketing rights to third parties in exchange for license fees and royalties. The Company does not independently commercialize products developed internally or otherwise directly compete with its pharmaceutical clients in

                      APPLIED ANALYTICAL INDUSTRIES, INC.

the marketing or distribution of products. The majority of the Company's non-U.S. operations are located in Germany.

     In determining income from operations, costs are allocated to the product development business based upon direct labor and materials plus an allocation of general overhead. The corporate line includes general corporate overhead costs and goodwill amortization, which are not directly attributable to a business segment.

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1998       1997       1996
                                                         --------   --------   --------
                                                                 (IN THOUSANDS)
NET SALES:
  Fee-for-service......................................  $ 73,126   $ 59,631   $ 40,624
  Product Development..................................     7,254      5,770      1,538
                                                         --------   --------   --------
                                                           80,380     65,401     42,162
                                                         --------   --------   --------
  United States........................................    60,331     47,959     42,162
  Non-U.S..............................................    22,102     18,862         --
  Less inter-geographic sales..........................    (2,053)    (1,420)        --
                                                         --------   --------   --------
                                                           80,380     65,401     42,162
                                                         --------   --------   --------
INCOME (LOSS) FROM OPERATIONS:
  Fee-for-service......................................     9,217      4,965      8,779
  Product development..................................     1,123     (2,021)    (9,278)
  Corporate............................................    (2,207)    (2,281)    (1,041)
                                                         --------   --------   --------
                                                            8,133        663     (1,540)
                                                         --------   --------   --------
  United States........................................     8,348      1,799      5,060
  Non-US...............................................      (215)    (1,136)    (6,600)
                                                         --------   --------   --------
                                                            8,133        663     (1,540)
                                                         --------   --------   --------
TOTAL ASSETS:
  Fee-for-service......................................    64,253     54,670     42,961
  Product Development..................................     4,874      5,812      4,378
  Corporate............................................    40,130     39,967     57,139
                                                         --------   --------   --------
                                                          109,257    100,449    104,478
                                                         --------   --------   --------
  United States........................................    81,532     78,328     82,529
  Non-U.S..............................................    27,725     22,121     21,949
                                                         --------   --------   --------
                                                          109,257    100,449    104,478
                                                         --------   --------   --------

11.  SUBSEQUENT EVENT

     On March 16, 1999, the Company merged with Medical and Technical Research Associates, Inc., (MTRA) a clinical research organization located near Boston,, Massachusetts for approximately 1.3 million shares of stock including conversion of MTRA stock options. The merger will be accounted for as a pooling-of-interests, and accordingly, historical financial information will be restated in future periods to include MTRA data. The following table reflects the unaudited combined results of continuing operations of the Company and MTRA as though the merger would have occurred on January 1, 1996. The results include only the results of other acquisitions (referred to in Note 2) form the date of purchase forward.

                                                               YEAR ENDED DECEMBER 31,
                                                            ------------------------------
                                                              1998       1997       1996
                                                            --------   --------   --------
                                                            IN THOUSANDS, EXCEPT PER SHARE
                                                                 AMOUNTS (UNAUDITED)
Net sales.................................................  $98,243    $80,106    $53,728
Net income (loss).........................................    6,539      1,866     (2,462)
Diluted earnings (loss) per share.........................     0.37       0.10      (0.18)

                         REPORT OF INDEPENDENT AUDITORS

Applied Analytical Industries, Inc.
The Board of Directors and Shareholders of Applied Analytical Industries, Inc.

     We have audited the consolidated balance sheet of Applied Analytical Industries, Inc. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Applied Analytical Industries, Inc. and subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Raleigh, North Carolina
February 12, 1999,
  except Note 11, as to which
  the date is March 16, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Applied Analytical Industries, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Applied Analytical Industries, Inc. and its subsidiaries at December 31, 1997 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of the Company for any period subsequent to December 31, 1997.

                                          PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina
March 18, 1998

                    FINANCIAL RESULTS BY QUARTER (UNAUDITED)
                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                           QUARTER
                                                            -------------------------------------
                                                             FIRST    SECOND     THIRD    FOURTH
                                                            -------   -------   -------   -------
1998
Net sales.................................................  $17,113   $19,426   $20,138   $23,703
Gross profit..............................................    8,616    10,461    10,284    11,057
Net income (loss).........................................    1,073     1,306     1,413     1,909
Basic earnings (loss) per share...........................     0.07      0.08      0.09      0.12
Diluted earnings (loss) per share.........................     0.07      0.08      0.09      0.12
1997
Net sales.................................................   15,175    15,814    14,021    20,391
Gross profit..............................................    7,684     8,248     6,027    10,064
Net income (loss).........................................      910       583    (1,164)      926
Basic earnings (loss) per share...........................     0.06      0.04     (0.07)     0.06
Diluted earnings (loss) per share.........................     0.06      0.04     (0.07)     0.06

     Price range of common stock, traded on the NASDAQ market under the symbol "AAII"(1):

1998
High........................................................  $19 1/8  $16 1/8  $14 5/8  $18 3/4
Low.........................................................   13 1/4    9        9 5/8   10
1997
High........................................................   27 1/2   20 1/2   27 1/4   20 3/8
Low.........................................................   17 1/2   11 3/4   19 1/16  11 1/4

---------------

(1) The Company estimates there were approximately 1,200 holders of record for its common stock as of February 28, 1999. The Company has not declared any cash dividends during 1998 or 1997.

REVOCABLE PROXY       APPLIED ANALYTICAL INDUSTRIES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints R. Forrest Waldon and Albert N. Cavagnaro as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Applied Analytical Industries, Inc. (the "Company") held of record by the undersigned on April 8, 1999 at the annual meeting of stockholders to be held on May 19, 1999 or any adjournment thereof.

1. ELECTION OF DIRECTORS

   [ ]   FOR the nominees listed below                         [ ]  WITHHOLD AUTHORITY
         (except as marked to the contrary below)                   to vote for the nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR A NOMINEE, STRIKE A LINE THROUGH
                     THE NOMINEE'S NAME IN THE LIST BELOW.)

                              Joseph H. Gleberman
                                  John M. Ryan

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP as the independent accountants for the Company for the fiscal year ending December 31, 1999.

          [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL AND THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE VOTED FOR THE PROPOSAL AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 15, 1999, and revokes all proxies heretofore given by the undersigned.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                                 Dated:

                                                 ------------------------ , 1999

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature if held jointly

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED
                                                 POSTAGE-PREPAID ENVELOPE.